EXHIBIT 99.1

IRVINE SENSORS CORPORATION AND SUBSIDIARIES

Irvine Sensors Corporation

Consolidated Balance Sheets

	October 2, 2011	October 3, 2010
Assets
Current assets:
Cash and cash equivalents	$2,734,600	$281,600
Accounts receivable, net of allowance for doubtful accounts of $13,800 and $15,000, respectively	1,928,500	382,100
Unbilled revenues on uncompleted contracts	557,200	630,300
Inventory, net	1,437,300	1,715,800
Prepaid expenses and other current assets	117,800	182,300

Total current assets	6,775,400	3,192,100
Property and equipment, net (including construction in process of $0 and $204,000, respectively)	2,550,100	2,730,000
Intangible assets, net	10,400	12,400
Deferred financing costs	1,052,300	302,900
Deposits	196,600	87,400

Total assets	$10,584,800	$6,324,800

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,535,600	$4,724,100
Accrued expenses	1,416,800	4,097,700
Accrued estimated loss on contracts	—	29,000
Advance billings on uncompleted contracts	397,200	321,800
Advances against accounts receivable	—	99,700
Deferred revenue	544,800	1,515,400
Restructured debt, net of debt discounts	—	163,100
Secured promissory note, current portion	2,097,200	402,500
Senior subordinated secured promissory notes	4,257,600	—
Debentures, net of debt discounts	—	1,935,200
Settlement agreements obligations, current portion	632,200	—
Capital lease obligations, current portion	13,800	—

Total current liabilities	10,895,200	13,288,500
Secured promissory note, less current portion	—	2,097,500
Subordinated secured convertible promissory notes, net of discounts	3,944,800	—
Settlement agreement obligations, less current portion	18,700	—
Derivative liability	13,352,800	4,000
Executive Salary Continuation Plan liability	1,005,400	1,030,700
Capital lease obligations, less current portion	79,400	—

Total liabilities	29,296,300	16,420,700

Commitments and contingencies (Note 11)
Stockholders’ deficit:
Convertible preferred stock, $0.01 par value, 1,000,000 and 1,000,000 shares authorized, respectively;	—	500
Series A-2 — 0 and 8,300 shares issued and outstanding, respectively(1); liquidation preference of $0 and $333,300, respectively;
Series B — 1,800 and 1,900 shares issued and outstanding, respectively(1); liquidation preference of $1,785,600 and $1,892,700, respectively
Series C — 0 and 37,500 shares issued and outstanding, respectively(1); liquidation preference of $0 and $1,125,000, respectively
Common stock, $0.01 par value, 500,000,000 and 150,000,000 shares authorized, respectively; 113,695,800 and 33,535,400 shares issued and outstanding, respectively(1)	1,137,000	335,400
Common stock held by Rabbi Trust	(1,020,700)	(1,169,600)
Deferred compensation liability	1,020,700	1,169,600
Paid-in capital	171,385,300	165,039,200
Accumulated deficit	(191,558,200)	(175,795,400)

Irvine Sensors Corporation stockholders’ deficit	(19,035,900)	(10,420,300)
Noncontrolling interest	324,400	324,400

Total stockholders’ deficit	(18,711,500)	(10,095,900)

Total liabilities and stockholders’ deficit	$10,584,800	$6,324,800

(1)	The number of shares of preferred stock and common stock issued and outstanding have been rounded to the nearest one hundred (100).

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Operations

	Fiscal Years Ended
	October 2, 2011	October 3, 2010
Revenues
Product sales	$8,574,200	$8,526,200
Contract research and development revenue	5,520,800	3,177,800
Other revenue	—	12,800

Total revenues	14,095,000	11,716,800

Cost and expenses
Cost of product sales	6,469,500	3,150,900
Cost of contract research and development revenue	5,609,200	6,659,000
General and administrative expense	8,101,800	6,589,900
Research and development expense	3,679,300	2,639,000

Total costs and expenses	23,859,800	19,038,800
Gain on sale of assets	—	12,600

Loss from operations	(9,764,800)	(7,309,400)
Interest expense	(7,544,700)	(1,692,600)
Provision for litigation judgment	—	(20,200)
Litigation settlement expense	—	(2,270,700)
Change in fair value of derivative instrument	1,512,700	95,500
Other income (expense)	(3,400)	48,900

Loss from operations before benefit (provision) for income taxes	(15,800,200)	(11,148,500)
Benefit (provision) for income taxes	37,400	(7,300)

Net loss	(15,762,800)	(11,155,800)
Less net loss attributable to noncontrolling interests in subsidiary	—	—

Net loss attributable to Irvine Sensors Corporation	$(15,762,800)	$(11,155,800)

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.17)	$(0.70)

Basic and diluted weighted average number of common shares outstanding	90,728,100	18,116,700

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Stockholders’ Deficit

	Series A-1 and A-2 Preferred Stock Shares Issued(1)		Series B Preferred Stock Shares Issued(1)		Series C Preferred Stock Shares Issued(1)		Common Stock Shares Issued(1)		Common Stock Warrants Issued(1)	Prepaid Stock-Based Compensation	Paid-in Capital	Accumulated Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number
Balance at September 27, 2009	124,900	$1,200	—	$—	—	$—	9,694,500	$96,900	1,461,300	$—	$162,497,700	$(167,299,100)	$324,400	$(4,378,900)
Cumulative-effect adjustment of adopting ASC 815-40	—	—	—	—	—	—	—	—	—	—	(4,230,000)	4,130,500	—	(99,500)
Common stock issued to employee retirement plan	—	—	—	—	—	—	2,673,800	26,700	—	(750,000)	723,300	—	—	—
Sale of preferred stock, net of financing costs and value assigned to warrants issued to investors	—	—	3,500	—	—	—	—	—	—	—	1,307,900	—	—	1,307,900
Issuance of preferred stock as litigation settlement expense	—	—	—	—	37,500	400	—	—	—	—	1,124,600	—	—	1,125,000
Issuance of warrants as litigation settlement expense	—	—	—	—	—	—	—	—	1,000,000	—	150,000	—	—	150,000
Common stock warrants issued to preferred stock investors	—	—	—	—	—	—	—	—	2,094,000	—	424,000	—	—	424,000
Sale of common stock units, net of issuance costs	—	—	—	—	—	—	3,469,500	34,700	693,900	—	437,000	—	—	471,700
Sale of common stock	—	—	—	—	—	—	138,500	1,400	—	—	16,600	—	—	18,000
Common stock issued to pay interest	—	—	—	—	—	—	693,600	6,900	—	—	270,500	—	—	277,400
Common stock options exercised	—	—	—	—	—	—	10,000	100	—	—	1,500	—	—	1,600
Deemed dividend of beneficial conversion feature of preferred stock issuance	—	—	—	—	—	—	—	—	—	—	1,471,000	(1,471,000)	—	—
Common stock issued upon conversion of preferred stock	(116,600)	(1,100)	(1,600)	—	—	—	16,851,000	168,500	—	—	(167,400)	—	—	—
Stock-based compensation expense — vested stock	—	—	—	—	—	—	1,800	200	—	—	600	—	—	800
Beneficial conversion feature of debentures	—	—	—	—	—	—	—	—	—	—	102,200	—	—	102,200
Common stock warrants issued to debenture investors	—	—	—	—	—	—	—	—	860,000	—	163,500	—	—	163,500
Common stock warrants issued to investment banking firm	—	—	—	—	—	—	—	—	2,695,100	—	643,800	—	—	643,800
Additional shares of common stock issuable pursuant to application of warrant anti-dilution provisions	—	—	—	—	—	—	—	—	715,500	—	—	—	—	—
Common stock warrants expired	—	—	—	—	—	—	—	—	(1,477,500)	—	—	—	—	—
Issuance of nonvested stock, net	—	—	—	—	—	—	2,700	—	—	—	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	—	65,100	—	—	65,100
Amortization of employee retirement plan contributions	—	—	—	—	—	—	—	—	—	750,000	—	—	—	750,000
Stock-based compensation expense — options	—	—	—	—	—	—	—	—	—	—	37,300	—	—	37,300
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,155,800)	—	(11,155,800)

Balance at October 3, 2010	8,300	100	1,900	—	37,500	400	33,535,400	335,400	8,042,300	—	165,039,200	(175,795,400)	324,400	(10,095,900)
Common stock issued to employee retirement plan	—	—	—	—	—	—	6,666,700	66,700	—	(800,000)	733,300	—	—	—
Common stock issued upon conversion of preferred stock	(8,300)	(100)	(100)	—	(37,500)	(400)	7,518,400	75,200	—	—	(74,700)	—	—	—
Issuance of common stock as debt discount	—	—	—	—	—	—	5,758,100	57,600	—	—	692,400)	—	—	750,000
Sale of common stock, net of issuance costs	—	—	—	—	—	—	51,788,600	517,900	—	—	2,789,300)	—	—	3,307,200
Issuance of nonvested stock, net	—	—	—	—	—	—	1,600	—	—	—	—	—	—	—
Common stock warrants issued to investment banking firm	—	—	—	—	—	—	—	—	2,382,400	—	190,600	—	—	190,600
Common stock issued pursuant to cashless warrant exercise	—	—	—	—	—	—	221,000	2,200	(308,900)	—	30,900	—	—	33,100
Stock-based compensation expense — vested stock	—	—	—	—	—	—	333,600	3,300	—	—	36,300	—	—	39,600
Common stock issued to pay interest	—	—	—	—	—	—	682,300	6,800	—	—	266,100	—	—	272,900
Common stock options exercised	—	—	—	—	—	—	20,000	200	—	—	3,000	—	—	3,200
Common stock issued upon conversion of debt and interest	—	—	—	—	—	—	7,170,100	71,700	—	—	430,200	—	—	501,900
Elimination of derivative liability from conversion of debt to common stock	—	—	—	—	—	—	—	—	—	—	69,100	—	—	69,100
Stock-based compensation expense — options	—	—	—	—	—	—	—	—	—	—	1,172,200	—	—	1,172,200
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	—	7,400	—	—	7,400
Amortization of employee retirement plan contributions	—	—	—	—	—	—	—	—	—	800,000	—	—	—	800,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	(15,762,800)	—	(15,762,800)

Balance at October 2, 2011	—	$—	1,800	$—	—	$—	113,695,800	$1,137,000	10,115,800	$—	$171,385,300	$(191,558,200)	$324,400	$(18,711,500)

(1)	Amounts of preferred stock, common stock and warrants issued have been rounded to nearest one hundred (100).

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Cash Flows

	Fiscal Years Ended
	October 2, 2011		October 3, 2010
Cash flows from operating activities:
Net loss		(15,762,800)		(11,155,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	$1,112,900		$1,280,300
Provision for (use of) allowance for inventory valuation	299,800		(3,800)
Non-cash interest expense	4,593,000		751,500
Non-cash litigation settlement	—		2,270,700
Non-cash employee retirement plan contributions	800,000		750,000
Gain on sale of assets	—		(12,600)
Change in fair value of derivative liability	(1,512,700)		(95,500)
Non-cash stock-based compensation	1,219,300		103,200
(Increase) decrease in accounts receivable	(1,546,400)		1,014,200
Decrease in unbilled revenues on uncompleted contracts	73,100		255,000
Increase in inventory	(21,300)		(1,319,600)
(Decrease) increase in prepaid expenses and other current assets	64,500		(10,100)
Increase in deposits	(109,200)		(49,900)
(Decrease) increase in accounts payable and accrued expenses	(2,264,900)		3,045,700
(Decrease) increase in accrued estimated loss on contracts	(29,000)		29,000
Decrease in Executive Salary Continuation Plan liability	(25,300)		(26,900)
Increase in advance billings on uncompleted contracts	75,400		72,200
(Decrease) increase in deferred revenue	(970,600)		1,335,400

Total adjustments		1,758,600		9,388,800

Net cash used in operating activities		(14,004,200)		(1,767,000)

Cash flows from investing activities:
Property and equipment expenditures	(772,700)		(1,042,200)
Gross proceeds from sale of fixed assets and intangibles	—		12,600
Transfer of fixed asset (from) to contract expense	—		(19,300)

Net cash used in investing activities		(772,700)		(1,048,900)
Cash flows from financing activities:
Proceeds from sale of preferred stock, net of issuance costs	—		2,049,500
Proceeds from sale of common stock and units, net of issuance costs	3,307,200		489,700
Proceeds from sale of debenture units	—		1,651,300
Proceeds from senior subordinated secured promissory notes	4,000,000		—
Proceeds from subordinated secured convertible promissory notes	13,974,800		—
Proceeds from unsecured convertible promissory notes	3,000,000		—
Proceeds from options exercised	3,200		1,600
Debt issuance costs paid	(1,548,200)		(297,700)
Decrease in advances against accounts receivable	(99,700)		(886,100)
Principal payments of notes payable and settlement agreements	(5,398,500)		(25,300)
Principal payments of capital leases	(8,900)		(11,200)

Net cash provided by financing activities		17,229,900		2,971,800

Net increase in cash and cash equivalents		2,453,000		155,900
Cash and cash equivalents at beginning of period		281,600		125,700

Cash and cash equivalents at end of period		$2,734,600		$281,600

Non-cash investing and financing activities:
Noncash conversion of preferred stock to common stock		$1,565,400		$4,292,200
Issuance of warrants recorded as deferred financing costs		$—		$643,800
Property and equipment acquired for note payable		$56,200		$—
Equipment financed with capital leases		$102,100		$—
Conversion of notes and accrued interest to common stock		$501,900		$277,600
Common stock issued to pay accrued interest		$272,900		$—
Accrued expenses settled with settlement agreement obligations		$1,235,000		$—
Issuance of common stock as debt discount		$750,000		$—
Warrants issued to investment banking firm		$190,600		$—
Cashless warrant exercise		$33,100		$—
Noncash litigation settlement expense		$—		$2,270,700
Elimination of derivative liability from conversion of debt to common stock		$69,100		$—

Supplemental cash flow information:
Cash paid for interest		$475,700		$356,100
Cash paid for income taxes		$3,200		$7,700

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Notes to Consolidated Financial Statements

Note 1 — Description of Business and Summary of Significant Accounting Policies

Description of Business

Irvine Sensors Corporation (“ISC” and collectively with its subsidiaries the “Company”) is actively engaged in the design, development, manufacture and sale of security products, particularly cyber security solutions for commercial and U.S. Government applications, that utilize technologies that the Company has pioneered for three-dimensional stacking of semiconductors, anti-tamper systems, high-speed processor assemblies and miniaturized vision systems and sensors. The Company also performs customer-funded contract research and development related to these products, mostly for U.S. Government customers or prime contractors. Most of the Company’s historical business relates to application of its technologies for stacking either packaged or unpackaged semiconductors into more compact three-dimensional forms, which the Company believes offer volume, power, weight and operational advantages over competing packaging approaches, and which the Company believes allows it to offer higher-level products with unique operational features. The Company has introduced certain higher-level products in the fields of thermal imaging cores and high speed processing for cyber security that take advantage of the Company’s packaging technologies. The Company is currently placing particular emphasis on the development of cyber security products, such as high-speed processing boards and subsystems, intended for commercial and U.S. Government applications and, in April 2011, opened and commenced staffing a new office in Texas for such activity. In November 2011, the Company was rebranded and commenced doing business as “ISC8” to call attention to its cyber security commercialization activities.

Summary of Significant Accounting Policies

Consolidation.    The consolidated financial statements include the accounts of ISC and its subsidiaries, Novalog, Inc. (“Novalog”), MicroSensors, Inc. (“MSI”), RedHawk Vision Systems, Inc. (“RedHawk”) and iNetWorks Corporation (“iNetWorks”). The Company’s subsidiaries do not presently have material operations or assets. All significant intercompany transactions and balances have been eliminated in the consolidation. None of the Company’s subsidiaries accounted for more than 10% of the Company’s total assets at October 2, 2011 and October 3, 2010 or had separate employees or facilities at such dates.

Fiscal Year.    The Company’s fiscal year ends on the Sunday nearest September 30. “Fiscal 2011” ended October 2, 2011 and included 52 weeks. “Fiscal 2010” ended October 3, 2010 and included 53 weeks. The fiscal year ending September 30, 2012 (“Fiscal 2012”) will include 52 weeks.

Reportable Segments and Reclassifications.    In Fiscal 2011, the Company restructured, in conjunction with a financing, to focus its operations on development and sale of products derived from its technology. As a result, the Company is presently managing its operations as a single business segment. The Company is continuing to evaluate the current and potential business derived from sales of its products and, in the future, may present its consolidated statement of operations in more than one segment if the Company segregates the management of various product lines in response to business and market conditions. In addition, to facilitate comparison to the significant derivative liability recorded in Fiscal 2011, the derivative liability at October 3, 2010 has been reclassified and presented separately in the Consolidated Balance Sheets included in this report, as opposed to being included in accrued expenses as presented in the Company’s Form 10-K for Fiscal 2010.

Liquidity Matters.    The Company has incurred net losses and negative cash flows from operations, and at October 2, 2011, the Company had a working capital deficit of approximately $4.2 million. This combination of circumstances raised questions about the Company’s liquidity to deal with its operating needs over the next twelve months, and whether the Company had the resources to continue as a going concern.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Partly in response to this issue, the Company’s management negotiated a sale of assets expected to generate a substantial liquidity infusion in the Company’s second quarter of Fiscal 2012. (See Note 15). In addition, the Company’s management commenced negotiations regarding potential additional financing intended to generate further liquidity to supplement the expected infusion from the planned asset sale. Management believes that the sale, the additional financing and the Company’s current cash position provide sufficient resources and operating flexibility through at least the next twelve months.

Use of Estimates.    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management prepares estimates for a number of factors, including derivative liabilities, stock-based compensation, deferred tax assets, inventory reserves and estimated costs to complete contracts. The Company believes its estimates of derivative liabilities, estimates of inventory reserves and estimated costs to complete contracts, as further discussed below, to be the most sensitive estimates impacting financial position and results of operations in the near term.

Derivatives.    A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions, including the convertible debt transactions entered into in Fiscal 2011, that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. The Company may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value using the binomial lattice-pricing model and marked to market through earnings. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

Inventory Reserves.    Each quarter, the Company evaluates its inventories for excess quantities and obsolescence. Inventories that are considered obsolete are written off. Remaining inventory balances are adjusted to approximate the lower of cost or market value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on management’s assessment of current and expected orders from the Company’s customers.

From time to time, the Company capitalizes material, labor and overhead costs expected to be recovered from a probable new contract. Due to the uncertain timing of new or follow-on research and development contracts, the Company maintains significant reserves for this inventory to avoid overstating its value. The Company has adopted this practice because it is typically able to more fully recover such costs under the provisions of U.S. Government contracts by direct billing of inventory rather than by seeking recovery of such costs through permitted indirect rates.

Estimated Costs to Complete and Accrued Estimated Loss on Contracts.    The Company reviews and reports on the performance of its contracts and product orders against the respective resource plans for such contracts and orders. These reviews are summarized in the form of estimates of costs to complete (“ETCs”).

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

ETCs include management’s current estimates of remaining amounts for direct labor, material, subcontract support and indirect costs based on each contract’s or product order’s completion status and either the current or re-planned future requirements under the contract or product order. If an ETC indicates a potential overrun against budgeted resources for a cost reimbursable contract or a fixed price level of effort contract, management generally seeks to revise the program plan in a manner consistent with customer objectives to eliminate such overrun and to secure necessary customer agreement to such revision. To mitigate the financial risk of such re-planning, the Company attempts to negotiate the deliverable requirements of its research and development contracts to allow as much flexibility as possible in technical outcomes.

If an ETC indicates a potential overrun against budgeted resources for a fixed price contract or a product order, management first seeks to evaluate lower cost solutions to achieve requirements of the fixed price contract or product order, and if such solutions do not appear practicable, makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither re-planning within budgets nor renegotiation appear probable, an accrual for contract overrun is recorded based on the most recent ETC of the particular program or product order.

During Fiscal 2011, the Company’s accrued estimated loss on contracts decreased $29,000, from $29,000 to $0. This decrease reflects a change in the Company’s estimate (excluding contingencies), which management believes reflects ETCs for contracts in progress based on their completion status at October 2, 2011 and current and future technical requirements under the program contracts.

Revenues.    The Company derives revenue from contract research and development, as well as from product sales. Revenues derived from contracts to develop prototypes and provide research, development, design, testing and evaluation of complex detection and control defense systems were a substantial contributor to total revenues in Fiscal 2011 and Fiscal 2010. The Company’s research and development contracts are usually cost reimbursement plus fixed fee, fixed price level of effort or occasionally firm fixed price. The Company’s cost reimbursement plus fixed fee research and development contracts require the Company’s good faith performance of a statement of work within overall budgetary constraints, but with latitude as to resources utilized. The Company’s fixed price level of effort research and development contracts require the Company to deliver a specified number of labor hours in the performance of a statement of work. The Company’s firm fixed price research and development contracts require the Company to deliver specified items of work independent of resources utilized to achieve the required deliverables. Revenues for all types of research and development contracts are recognized as costs are incurred and include applicable fees or profits primarily in the proportion that costs incurred bear to estimated final costs. Costs and estimated earnings in excess of billings under U.S. Government research and development contracts are accounted for as unbilled revenues on uncompleted contracts, stated at estimated realizable value and are expected to be realized in cash within one year. Billings in excess of costs and estimated earnings under U.S. Government research and development contracts are accounted for as advanced billings on uncompleted contracts.

U.S. Government research and development contract costs, including indirect costs, are subject to audit and adjustment from time to time by negotiations between the Company and U.S. Government representatives. The U.S. Government has approved the Company’s indirect contract costs through the 53 weeks ended October 3, 2004 (“Fiscal 2004”) and has started but has not yet completed audit of the Company’s indirect contract costs for the 52 weeks ended October 2, 2005 (“Fiscal 2005”). The government has not yet scheduled audit of the Company’s indirect contract costs for the 52 weeks ended October 1, 2006 (“Fiscal 2006”), the 52 weeks ended September 30, 2007 (“Fiscal 2007”), the 52 weeks ended September 28, 2008 (“Fiscal 2008”), the 52 weeks ended September 27, 2009 (“Fiscal 2009”), Fiscal 2010 and Fiscal 2011. Research and development contract revenues have been recorded in amounts that are expected to be realized upon final determination of allowable direct and indirect costs for the affected contracts.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Revenues derived from product sales in Fiscal 2011 and Fiscal 2010 were primarily the result of shipments of sales of the Company’s miniaturized infrared imaging cores, and sales of stacked chip products, largely memory stacks. Production orders for the Company’s products are generally priced in accordance with established price lists. Memory stack products and visible spectrum cameras are primarily shipped to original equipment manufacturers (“OEMs”). Infrared imaging cameras are both subsystem and system level products for shipment to either OEMs or to end user customers, initially for military applications. Revenues are recorded when products are shipped, provided that the following conditions are met:

•	there are no unfulfilled contingencies associated with the sale;

•	the Company has a sales contract or purchase order with the customer; and

•	the Company is reasonably assured that the sales price can be collected.

The absence of any of these conditions, including the lack of shipment, would cause revenue recognition to be deferred. Terms are Freight on Board (“FOB”) shipping point.

Prior to Fiscal 2010, the Company’s products were primarily shipped for developmental and qualification use or were not been sold under formal warranty terms. Effective Fiscal 2010, the Company commenced sale of clip-on thermal imaging core products with a one-year warranty and has correspondingly commenced to record reserves for returns under warranty for such products. The Company does not offer contractual price protection on any of its products. Accordingly, the Company does not presently maintain any reserves for returns for post-shipment price adjustments.

The Company does not utilize distributors for the sale of its products, but it is engaged with channel partners that act as an extension of the Company’s internal sales team. The Company does not enter into revenue transactions in which the customer has the right to return product. Accordingly, no provisions are made for sales returns or adjustments in the recognition of revenue.

Accounts Receivable.    Accounts receivable consists of amounts billed and currently due from customers. The Company monitors the aging of its accounts receivable and related facts and circumstances to determine if an allowance should be established for doubtful accounts.

Advances Against Accounts Receivable.    From time-to-time, the Company engages in accounts receivables financing or factoring. When such arrangements involve full-recourse agreements with lenders, the advances received by the Company are recorded as current liabilities and the gross amount of the financed or factored receivables are included in current accounts receivables.

Allowance for Doubtful Accounts.    Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company’s allowance for doubtful accounts is management’s best estimate of losses resulting from the inability of the Company’s customers to make their required payments. The Company maintains an allowance for doubtful accounts based on a variety of factors, including historical experience, length of time receivables are past due, current economic trends and changes in customer payment behavior. Also, the Company records specific provisions for individual accounts when management becomes aware of a customer’s inability to meet its financial obligations to the Company, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to a customer change, the Company’s estimates of the recoverability of the receivables would be further adjusted, either upward or downward.

Research and Development Costs.    A major portion of the Company’s operations is comprised of customer-funded research and prototype development or related activities that are recorded as cost of contract revenues. The Company also incurs costs for internal research and development of new concepts in products. Such non-customer sponsored research and development costs are charged to research and development expense as incurred.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Inventory.    Product inventory is valued at the lower of cost or market. Cost of the Company’s product inventory includes direct material and labor costs, as well as manufacturing overhead costs allocated based on direct labor dollars. Inventory cost is determined using the average cost method. Inventories are reviewed quarterly to determine salability and obsolescence. A reserve is established for slow moving and obsolete product inventory items. In addition, the Company believes that its marketing of probable new research and development contracts under specific U.S. Government budgets and programs is facilitated by the capitalization of material, labor and overhead costs that are eventually recoverable under such contracts. Due to the uncertain timing of such contract awards, the Company maintains significant reserves for this inventory to avoid overstating its value. (See Note 10).

Property and Equipment.    The Company capitalizes costs of additions to property and equipment, together with major renewals and betterments. The Company takes several years to complete some in-house projects, which are classified as construction in progress and are not subject to depreciation until placed into service. Such in-house projects include expansion of the Company’s clean room facilities and related equipment. The Company capitalizes overhead costs, including interest costs, for all in-house capital projects. Maintenance, repairs, and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation for such assets are removed from the accounts and any resulting gain or loss is recognized. Depreciation of property and equipment is provided over the estimated useful lives of the assets, primarily using the straight-line method. The useful lives of such assets are typically three to five years. Leasehold improvements are amortized over their useful lives or, if shorter, the terms of the leases.

Deferred Costs.    The Company has incurred debt issuance costs in connection with various financings, which are amortized over the term of the related debt instruments using the effective interest method.

Accounting for Stock-Based Compensation.    The Company accounts for stock-based compensation under Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation, which requires the fair value of all option grants or stock issuances made to employees or directors as an expense. These amounts are expensed over the requisite service periods of each award using the straight-line attribution method. The Company calculates stock option-based compensation by estimating the fair value of each option as of its date of grant using the Black-Scholes option pricing model.

The Company has historically issued stock options and vested and nonvested stock grants to employees and outside directors whose only condition for vesting has been continued employment or service during the related vesting or restriction period. Typically, the vesting period for such stock option grants has been four years for non-officer employee awards, and either two-year or immediate vesting for officers and directors, although options have sometimes been granted with other vesting periods. In some fiscal years, the Company has also issued nonvested stock grants to new employees and outside directors, typically with vesting periods of three years.

During Fiscal 2011 and Fiscal 2010, the Company granted options to purchase 56,905,000 and 833,000 shares of its common stock, respectively. The following assumptions were used for the valuation of the grants in Fiscal 2011 and Fiscal 2010.

	Fiscal 2011	Fiscal 2010
Risk free interest rate	1.89% -2.91%	0.44%
Expected life	5.3 -7.0 years	4.0 years
Expected volatility	70.6% - 74.8%	97.0%
Expected dividend yield	None	None

Expected life of options granted is computed using the mid-point between the requisite service period and contractual life of the options granted (the “simplified method”). Expected volatilities are based on the historical volatility of the Company’s stock price and other factors.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows. There are no tax benefits resulting from the exercise of stock options for Fiscal 2011 and Fiscal 2010.

The Company’s subsidiaries did not grant any options during Fiscal 2011 or Fiscal 2010.

The Company recognizes compensation expense on a straight-line basis over the requisite service period of the option after consideration of the estimated forfeiture rate, which was 7% during Fiscal 2011 and Fiscal 2010. At October 2, 2011 the total compensation costs related to nonvested option awards not yet recognized was $2,856,500 and the weighted-average remaining vesting period of nonvested options at October 2, 2011 was 1.4 years. Such amounts do not include the cost of new options that may be granted in future periods or any changes in the Company’s forfeiture rate.

Accounting for Stock and Warrant-Based Operating Expense.    For stock and warrants issued to non-employees in exchange for services, the Company records expense based on the fair value of common stock and warrants issued to service providers at the date of such issuance or the fair value of the services received, whichever is more reliably measurable, and is recognized over the requisite service period. In Fiscal 2011, the Company issued warrants to purchase 2,382,400 shares of its common stock, valued at $190,600, to an investment banking firm for services rendered in a private placement of 10% unsecured convertible promissory notes of the Company. (See Note 3). The Company recorded this expense as a deferred financing cost, which was fully amortized during Fiscal 2011. In Fiscal 2010, the Company issued warrants to purchase an aggregate of 350,000 shares of its common stock, valued at $119,000, to an investment banking firm for a one-year extension of an agreement for said firm to assist the Company in raising additional capital and to provide financial advisory services. In Fiscal 2010, the Company also issued 27,500 shares of the Company’s newly created Series C Convertible Preferred Stock (the “Series C Stock”), valued at $825,000, to its then senior lender, Longview Fund, L.P. (“Longview”) in consideration for Longview’s consent to the issuance of a secured promissory note in the principal amount of $2,500,000 to Timothy Looney, the former owner of the Company’s discontinued Optex subsidiary, (the “Looney Note”) in settlement of litigation with Mr. Looney and waiver of potential future entitlement to all accumulated, but undeclared and unpaid, dividends on the Series A-1 10% Cumulative Convertible Preferred Stock (the “Series A-1 Stock”) and the Company’s Series A-2 10% Cumulative Convertible Preferred Stock (the “Series A-2 Stock”) held by Longview from the respective dates of issuance of the Series A-1 Stock and the Series A-2 Stock through July 15, 2010. (See Note 2). In Fiscal 2010, the Company issued an additional 10,000 shares of the Company’s Series C Stock, valued at $300,000, and a two-year warrant to purchase 1,000,000 shares of the Company’s common stock, valued at $150,000, to Longview in satisfaction of one of the additional conditions of Longview’s consent to the settlement of litigation with Mr. Looney. (See Notes 2 and 4 and “Warrant Valuation and Beneficial Conversion Feature” below).

Software Development and Purchased Software.    The Company capitalizes certain software costs incurred, either from internal or external sources, as part of fixed assets and amortizes these costs on a straight-line basis over the useful life of the software. Planning, training, support and maintenance costs incurred either prior to or following the implementation phase are recognized as expense in the period in which they occur. The Company evaluates the carrying values of capitalized software to determine if the carrying values are impaired, and, if necessary, the Company would recognize an impairment loss in the period in which the impairment occurred. At October 2, 2011, the Company had capitalized software of approximately $78,700, net of accumulated amortization of $2,355,800.

Intangible Assets.    The Company amortizes the cost of intangibles over their estimated useful lives unless such lives are deemed indefinite. When certain impairment indicators are present, amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows, appraised values or other market-based information. Intangible assets with indefinite lives are tested annually for impairment as of the first day of the Company’s fourth fiscal quarter and

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

between annual periods if impairment indicators exist, and are written down to fair value as required. The Company’s intangible assets with definite lives at October 2, 2011 and October 3, 2010 consisted principally of patents, patent applications and trademarks related to the Company’s various technologies. Capitalized costs include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent and trademark applications. These assets are amortized on a straight-line method over the shorter of their useful or legal life, generally ten years.

Warrant Valuation and Beneficial Conversion Feature.    The Company calculates the fair value of warrants issued with debt or preferred stock and not accounted for as derivatives using the Black-Scholes valuation method. The total proceeds received in the sale of debt or preferred stock and related warrants is allocated among these financial instruments based on their relative fair values. The discount arising from assigning a portion of the total proceeds to the warrants issued is recognized as interest expense for debt from the date of issuance to the earlier of the maturity date of the debt or the conversion dates using the effective yield method. Additionally, when issuing convertible instruments (debt or preferred stock), including convertible instruments issued with detachable warrants, the Company tests for the existence of a beneficial conversion feature. The Company records the amount of any beneficial conversion feature (“BCF”), calculated in accordance with GAAP, whenever it issues convertible instruments that have conversion features at fixed rates that are in-the-money using the effective per share conversion price when issued. The calculated amount of the BCF is accounted for as a contribution to additional paid-in capital and as a discount to the convertible instrument. A BCF resulting from issuance of convertible debt is recognized as interest expense from the date of issuance to the earlier of the maturity date of the debt or the conversion dates using the effective yield method. A BCF resulting from the issuance of convertible preferred stock is recognized as a deemed dividend and amortized over the period of the security’s earliest conversion or redemption date. The maximum amount of BCF that can be recognized is limited to the amount that will reduce the net carrying amount of the debt or preferred stock to zero.

Tangible Long-Lived Assets.    The Company frequently monitors events or changes in circumstances that could indicate that the carrying amount of tangible long-lived assets to be held and used may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a tangible long-lived asset, the amount of impairment loss is the excess of net book value of the asset over its fair value. Tangible long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At October 2, 2011, management believed no indications of impairment existed.

Income Taxes.    The Company provides for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. To the extent net deferred tax assets are not realizable on a more likely than not basis, a valuation allowance is provided against such net deferred tax assets. An individual tax position has to meet for some or all of the benefits of that position to be recognized in the Company’s financial statements. (See Note 12).

The Company provides tax contingencies, if any, for federal, state, local and international exposures relating to potential audits, tax planning initiatives and compliance responsibilities. The development of these reserves requires judgments about tax issues, potential outcomes and timing. Although the outcome of these tax matters is uncertain, in management’s opinion adequate provisions for income taxes have been made for potential liabilities emanating from these reviews. If actual outcomes differ materially from these estimates, they could have a material impact on our results of operations. The Company is not currently under examination by any taxing authority.

Basic and Diluted Net Loss per Share.    Basic net loss per share is based upon the weighted average number of shares of common stock outstanding. Diluted net loss per share is based on the assumption that options, warrants and other instruments convertible into common stock are included in the calculation of diluted net loss

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

per share, except when their effect would be anti-dilutive. For instruments in which consideration is to be received for exercise, such as options or warrants, dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of actual issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Cumulative dividends on the Company’s cumulative convertible preferred stock, although not declared, constitute a preferential claim against future dividends, if any, and are treated as an incremental decrease in net income from continuing operations or increase in net loss from continuing operations for purposes of determining basic net loss from continuing operations per common share. Such preferred dividends, if dilutive, are added back to the net income or loss from continuing operations as it is assumed that the preferred shares were converted to common shares as of the beginning of the period for purposes of determining diluted net loss from continuing operations per common share. A beneficial conversion feature, if any, associated with the issuance of convertible preferred stock, although not recorded as an expense, is treated as a deemed dividend and, therefore, an incremental expense for purposes of determining basic and diluted net loss per common share (See Note 8).

Cash and Cash Equivalents.    For purposes of the Consolidated Financial Statements, the Company considers all demand deposits and certificates of deposit with original maturities of 90 days or less to be cash equivalents.

Fair Value of Financial Instruments.    Financial instruments include cash and cash equivalents, accounts receivable and payable, other current liabilities and long-term debt. The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and payable and other current liabilities approximate fair value due to the short-term nature of these items. Because of the substantial initial debt discounts involved in the debt transactions discussed further in Note 3, management believes that it is not practicable to estimate the fair value of the remaining principal balance due under existing debt instruments at October 2, 2011 without incurring unreasonable costs. Furthermore, because of the scale of the discounts already recorded, management does not believe that an estimation of the fair value of the debt instruments would result in a materially different result than what the Company has already recorded.

Concentration of Credit Risk.    Most of the Company’s accounts receivable are derived from sales to U.S. Government agencies or U.S. Government prime contractors. The Company does not believe that this concentration increases credit risks because of the financial strength of the payees. At times, the Company has cash deposits at U.S. banks and financial institutions, which exceed federally insured limits. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate such loss.

Recently Issued Accounting Pronouncements.    In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs which revised requirements in Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, for measuring fair value and for disclosing information about fair value measurements, in order to align principles for fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards. A number of new measurement and disclosure requirements are included in these amendments, which will be effective during the interim and annual periods beginning after December 15, 2011 on a prospective basis. We do not expect adoption of these amendments to have a material effect on our consolidated financial statements.

Subsequent Events.    Management has evaluated events subsequent to October 2, 2011 through the date the accompanying consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Settlement of Litigation

Timothy Looney, Barbara Looney and TWL Group, L.P. (collectively, “Looney”), on the one hand, and the Company and its Chief Executive Officer, John C. Carson and its Chief Financial Officer, John J. Stuart, Jr., on the other hand, had been engaged in litigation since January 2008 regarding the acquisition of Optex and related matters. In March 2010, the Company and Messrs. Carson and Stuart entered into a Settlement and Release Agreement with Looney pursuant to which the Company and Messrs. Carson and Stuart, on the one hand, and Looney, on the other hand, settled and released all claims and agreed to dismiss all litigation against each other relating to the Company’s acquisition of Optex in December 2005 and various transactions related thereto (the “Looney Settlement Agreement”).

Pursuant to the terms of the Looney Settlement Agreement, the Company agreed to pay Mr. Looney $50,000 and to issue to Mr. Looney a secured promissory note in the principal amount of $2,500,000 (the “Looney Note”). (See Note 4). In connection with issuing the Looney Note, the Company also entered into a Security Agreement and an Intellectual Property Security Agreement with Mr. Looney (collectively, the “Security Agreements”), which collectively provide a security interest in all the Company’s assets subject to and subordinate to the existing perfected security interests and liens of the Company’s senior creditors, Summit Financial Resources, L.P. (“Summit”) and Longview.

The effectiveness of the Looney Settlement Agreement was conditioned upon the Company’s receipt of consents from Summit and Longview. The Company obtained said consents, and the Looney Settlement Agreement was effective as of March 26, 2010. As one of the conditions of obtaining the Longview consent, the Company agreed to issue Longview equity securities with a value of $825,000 (the “Waiver Securities”) in consideration for Longview’s waiver of potential future entitlement to all accumulated, but undeclared and unpaid, dividends on the Company’s Series A-1 Stock and the Company’s Series A-2 Stock held by Longview from the respective dates of issuance of the Series A-1 Stock and the Series A-2 Stock through July 15, 2010. The amount of said accumulated, but undeclared and unpaid dividends through July 15, 2010 was estimated to be approximately equal to the value of the Waiver Securities. The Waiver Securities were issued to Longview on April 30, 2010 in the form of 27,500 shares of the Company’s newly created Series C Stock. (See Note 5).

As another condition for Longview’s consent for the Looney Settlement Agreement, the Company and Longview agreed that if the Company did not arrange for a third-party investor to purchase Longview’s holdings of the Company’s Series A-1 Stock and Series A-2 Stock on or before July 15, 2010 (the “Buyout”), the Company would be obligated to issue to Longview (a) non-voting equity securities, with terms junior to the Company’s Series B Convertible Preferred Stock (the “Series B Stock”), convertible into 1,000,000 shares of the Company’s common stock (the “Contingent Securities”) and (b) a two-year warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price per share of $0.30 (the “Contingent Warrant”). The terms of the Contingent Securities and the Contingent Warrant were mutually agreed upon by the parties such that the Contingent Securities were to consist of 10,000 shares of the Company’s Series C Stock convertible into 1,000,000 shares of the Company’s common stock, subject to receipt of stockholder approval for such issuance if required by Nasdaq. The Buyout did not occur on or before July 15, 2010, and stockholder approval for the issuance of the Contingent Securities in the form of Series C Stock was obtained on July 28, 2010. Accordingly, the Contingent Securities and Contingent Warrant were issued to Longview in August 2010. (See Notes 5 and 7).

The Company recorded the $2.5 million Looney Note in its consolidated financial statements for Fiscal 2010 and extinguished $1,504,300 of previously recorded accrued expenses for litigation judgments related to these matters. The Company also recorded an expense of $825,000 for the issuance of the Waiver Securities in Fiscal 2010. The Company also recorded a $450,000 expense for the obligation to issue the Contingent Securities and the Contingent Warrant in Fiscal 2010. The net effect was a litigation settlement expense of $2,270,700 recorded in Fiscal 2010. No comparable expense was incurred in Fiscal 2011.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 3 — Debt Instruments

Restructured Debt, Net of Debt Discounts

At October 3, 2010, the restructured debt, net of debt discounts, consisted of the remainder of a 12% secured promissory note payable to Longview originally entered into by the Company in July 2007 (the “Longview Note”) with a $2.0 million principal due initially, which had been reduced to an outstanding principal balance of $163,100 at October 3, 2010 as a result of various payments. In December 2010, the Company paid all remaining obligations of the Longview Note in full.

Debentures, Net of Debt Discounts

In March 2010, the Company sold and issued to 55 accredited investors (the “Debenture Investors”) an aggregate of 275.22 convertible debenture units (the “Debenture Units”) at a purchase price of $6,000 per Debenture Unit (the “Debenture Unit Price”) in two closings of a private placement (the “Debenture Private Placement”). The $1,651,300 aggregate purchase price for these Debenture Units was paid in cash to the Company.

Each Debenture Unit was comprised of (i) one one-year, unsecured convertible debenture with a principal repayment obligation of $5,000 (the “Convertible Debenture”) that was convertible at the election of the holder into shares of the Company’s common stock at a conversion price of $0.40 per share (the “Principal Conversion Shares”); (ii) one one-year, unsecured non-convertible debenture with a principal repayment obligation of $5,000 that was not convertible into common stock (the “Non-Convertible Debenture” and, together with the Convertible Debenture, the “Debentures”); and (iii) a five-year warrant to purchase 3,125 shares of the Company’s common stock (the “Debenture Investor Warrant”). The conversion price applicable to the Debentures was $0.40 per share, and the exercise price applicable to the Debenture Investor Warrants is $0.40 per share. The total number of shares of common stock issuable upon exercise of the Debenture Investor Warrants at the exercise price of $0.40 per share is 860,000 in the aggregate.

The Debentures bore simple interest at a rate of 20% per annum. Interest on the Debentures accrued and was payable quarterly in arrears and was convertible at the election of the Company into shares of common stock at a conversion price of $0.40 per share. In Fiscal 2011, interest on the Debentures in the amount of $272,800 was converted into 682,300 shares of common stock. In March 2011, the Company paid the principal balance of the Debentures in full.

In consideration for services rendered as the lead placement agent in the Debenture Private Placement, the Company paid the placement agent cash commissions, a management fee and an expense allowance fee aggregating $214,700, which represents 13% of the gross proceeds of the closings of the Debenture Private Placement, and issued to the placement agent five-year warrants to purchase an aggregate of 536,700 shares of the Company’s common stock at an exercise price of $0.40 per share and, as a retainer, a five-year warrant to purchase an aggregate of 450,000 shares of the Company’s common stock at an exercise price of $0.40 per share. (See Note 4).

Aggregate gross proceeds of $1,651,300 received by the Company in connection with the Debenture Private Placement was comprised of the aggregate principal balance of $2,752,200 of the Debentures, net of a corresponding original issue discount of $1,100,900 and was allocated to the individual components comprising the Debenture Unit on a relative fair value basis. This resulted in approximately $163,500 allocated to the five-year investor warrants and approximately $1,487,800 allocated to the Debentures. In addition, because the effective conversion price of the Convertible Debentures was below the current trading price of the Company’s common shares at the date of issuance, the Company recorded a BCF of approximately $102,200. The values of the warrants and the BCF have been recorded as additional paid in capital in the accompanying consolidated financial statements.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Secured Promissory Note

The Looney Note issued by the Company in April 2010 as a result of the Looney Settlement Agreement bears simple interest at a rate per annum of 10% of the outstanding principal balance and is secured by substantially all of the assets of the Company (the “Collateral”) pursuant to the terms and conditions of the Security Agreements, but such security interests are subject to and subordinate to the existing perfected security interests and liens of the Company’s senior creditors, Summit and Longview. The Looney Note requires the Company to remit graduated monthly installment payments over a 27-month period to Mr. Looney beginning with a payment of $8,000 in May 2010 and ending with a payment of $300,000 in June 2012. All such payments are applied first to unpaid interest and then to outstanding principal. Scheduled payments through April 2011 apply only to interest. A final payment of the remaining unpaid principal and interest under the Looney Note is due and payable in July 2012. Past due payments will bear simple interest at a rate per annum of 18%. In the event the Company were to have prepaid all amounts owing under the Looney Note within eighteen months after April 9, 2010, the $50,000 cash payment made to Mr. Looney pursuant to the Looney Settlement Agreement would have either been returned to the Company or deducted from the final payment due on the Looney Note. The $50,000 cash payment is recorded as a prepaid charge on the consolidated balance sheets as of October 3, 2010 and October 2, 2011. Further, if the Thermal Imaging Asset Sale is consummated, the security interests of the Looney Note will first have to have been satisfied either by prepayment of the balance owed under the Looney Note or waiver of the security interests therein.

Debt Issued in Fiscal 2011

During Fiscal 2011, the Company issued the following debt instruments:

Principal balance at issuance date
Unsecured Convertible Promissory Notes	$3,000,000
Senior Subordinated Secured Promissory Notes	$4,000,000
Subordinated Secured Convertible Promissory Notes, exclusive of conversions of Unsecured Convertible Promissory Notes	$13,974,800

The terms of the foregoing notes are as follows:

Unsecured Convertible Promissory Notes, Net of Discounts

In November and December 2010, the Company sold and issued to 47 accredited investors 10% unsecured convertible promissory notes of the Company (the “Bridge Notes”) in multiple closings of a private placement (the “Bridge Private Placement”). The $3,000,000 aggregate principal balance of the Bridge Notes in said closings was paid in cash to the Company.

The Bridge Notes bore simple interest at a rate per annum of 10% and had a maturity date of May 31, 2011. Interest on the Notes accrued and was payable in arrears at maturity. Pursuant to the terms of the Bridge Notes, at the discretion of an investor holding a Bridge Note (a “Bridge Note Holder”), any outstanding principal and accrued interest remaining under the Bridge Note at maturity was convertible into shares of the Company’s common stock at a conversion price equal to $0.13 per share (the “Conversion Price”), provided, however, that the Company had a sufficient number of authorized shares of common stock to allow such conversion at such time, and that the investor was an accredited investor at the time of such conversion as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”). Unpaid and unconverted principal balance and accrued interest of the Bridge Notes was repayable in cash prior to maturity in whole or in part at any time without premium or penalty.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Also pursuant to the terms of the Bridge Notes, at the discretion of each Bridge Note Holder, any outstanding principal and accrued interest under a Bridge Note held by said Bridge Note Holder was convertible as a result of the closing of a subsequent private placement of the Company’s securities with gross proceeds of at least $8.0 million (a “Subsequent Financing”) into the securities issued in a Subsequent Financing on the same terms and conditions as the other investors in said Subsequent Financing, provided, however, that the Bridge Note Holder was an “accredited investor” at the time of such conversion as such term is defined in Rule 501 under the Securities Act; and provided, further, that such Bridge Note Holder entered into and executed the same documents, satisfied the same conditions and agreed to be bound by the same terms as all other investors in said Subsequent Financing. The Company consummated such a Subsequent Financing in December 2010 and, as described below, certain of the Bridge Note Holders elected to convert their Bridge Notes, in accordance with the terms thereof, into the securities issued in the Subsequent Financing. Bridge Notes that were not converted pursuant to their terms were repaid in full upon their maturity on May 31, 2011.

As additional consideration for the Bridge Notes, in December 2010, the Company issued an aggregate of 5,758,100 shares of its common stock to the Bridge Note Holders with a value equal to 25% of the principal amount of the Bridge Notes purchased by the Bridge Note Holders, based on a valuation per share (the “Initial Valuation”) which was the greater of (i) the fair market value of the Company’s common stock (as determined by the last closing sales price of the Company’s common stock prior to the date of issuance of the Bridge Notes) (the “Market Value”), and (ii) $0.13 per share, but not greater than $0.14 per share. The $750,000 value of the common stock so issued was recorded as a discount to the Bridge Notes.

In consideration for services rendered as the lead placement agent in the Bridge Private Placement, the Company paid the placement agent cash commissions, a management fee and an expense allowance fee aggregating $309,700, which represents 10.3% of the gross proceeds of the Bridge Private Placement, and issued the placement agent a five-year warrant to purchase an aggregate of 2,227,400 shares of the Company’s common stock at an exercise price of $0.13 per share and a five-year warrant to purchase an aggregate of 155,000 shares of the Company’s common stock at an exercise price of $0.135 per share, which prices were equal to the Market Value at the time such warrants were issued (collectively, the “Bridge Agent Warrants”). The $500,300 aggregate value of the placement agent cash commissions, management fee, expense fee and Bridge Agent Warrants was recorded as a deferred financing cost.

The Company’s obligation to issue the Bridge Agent Warrants was established in December 2010, but the Bridge Agent Warrants were not exercisable until stockholder authority was obtained to increase the Company’s authorized shares of common stock to a number adequate to reserve for both any shares of common stock to be issued in connection with the Subsequent Financing and the Bridge Agent Warrants, as well as any other known issuances of common stock for which the Company must reserve shares for issuance. Such stockholder authority was obtained in March 2011. The Bridge Agent Warrants have a net “cashless” exercise feature.

Senior Subordinated Secured Promissory Notes

In March 2011, the Company issued and sold to two accredited investors, Costa Brava Partnership III L.P. (“Costa Brava”) and The Griffin Fund LP (“Griffin”) 12% Senior Subordinated Secured Promissory Notes due March 2013 (the “Senior Subordinated Notes”) in the aggregate principal amount of $4,000,000. In July 2011, the Senior Subordinated Notes were amended to permit the holders to demand repayment any time on or after July 16, 2012, in partial consideration for permitting the issuance of additional Subordinated Secured Convertible Promissory Notes as discussed below. Because of this demand, the Senior Subordinated Notes have been classified as current obligations in our Consolidated Balance Sheet of October 2, 2011.

The Senior Subordinated Notes bear interest at a rate of 12% per annum, due and payable quarterly in cash within 10 business days of the end of each calendar quarter, calculated on the simple interest basis of a 365-day year for the actual number of days elapsed. The foregoing notwithstanding, until the Looney Note is repaid in

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

full, cash interest on the Senior Subordinated Notes must instead be paid by adding the amount of such interest to the outstanding principal amount of the Senior Subordinated Notes as “PIK” interest. As a result of the addition of such interest, the outstanding principal amount of the Senior Subordinated Notes at October 2, 2011 was $4,257,600.

The Senior Subordinated Notes are secured by substantially all of the assets of the Company pursuant to Security Agreements dated March 16, 2011 and March 31, 2011 between the Company and Costa Brava as representative of the Senior Subordinated Note holders, but the liens securing the Senior Subordinated Notes are subordinate to the liens securing the indebtedness of the Company to Summit Financial Resources, L.P. under that certain Financing Agreement dated as of June 16, 2009 and subordinated in right of payment to the Looney Note.

The Senior Subordinated Notes restrict the Company from (A) directly or indirectly, incurring or guaranteeing, assuming or suffering to exist any indebtedness, other than (i) the Senior Subordinated Notes, (ii) certain permitted indebtedness and (iii) the Looney Note; (B) allowing or suffering to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries other than (i) existing liens securing the Looney Note and (ii) certain permitted liens; and (C) during an event of default, directly or indirectly, redeeming, defeasing, repurchasing, repaying or making any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any indebtedness expressly subordinate to the Senior Subordinated Notes.

Subordinated Secured Convertible Promissory Notes

In December 2010, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Costa Brava and Griffin, pursuant to which the Company issued and sold to Costa Brava and Griffin 12% Subordinated Secured Convertible Notes due December 23, 2015 (the “Subordinated Notes”) in the aggregate principal amount of $7,774,800 and an aggregate of 51,788,571 shares of common stock of the Company for $3,625,200, or $0.07 per share, and agreed to issue and sell in a subsequent closing not later than April 30, 2011 (subject to the amendment of the Company’s Certificate of Incorporation to increase the Company’s authorized common stock and provided that there had not been a material adverse change in the Company’s relationship with Optics 1, Inc.) additional Subordinated Notes (the “Milestone Notes”) to Costa Brava and Griffin for an aggregate purchase price of $1.2 million (collectively, the “Institutional Financing”). The Milestone Notes were issued in March 2011. In July 2011, the Company sold additional Subordinated Notes to five accredited investors, including Costa Brava and Griffin, in the aggregate principal amount of $5,000,000.

The Subordinated Notes bear interest at a rate of 12% per annum, due and payable quarterly within 10 business days of the end of each calendar quarter, calculated on the simple interest basis of a 365-day year for the actual number of days elapsed. For the first two years of the term of the Subordinated Notes, the Company has the option, subject to the satisfaction of certain customary equity conditions, to pay all or a portion of the interest due on each interest payment date in shares of common stock, with the price per share calculated based on the weighted average price of the Company’s common stock over the last 20 trading days ending on the second trading day prior to the interest payment date. The foregoing notwithstanding, until the Looney Note is repaid in full, cash interest on the Subordinated Notes must instead be paid by adding the amount of such interest to the outstanding principal amount of the Subordinated Notes as “PIK” interest. The principal and accrued but unpaid interest under the Subordinated Notes is convertible at the option of the holder, any time after amendment of the Company’s Certificate of Incorporation to increase the Company’s authorized common stock, into shares of the Company’s common stock at an initial conversion price of $0.07 per share. The conversion price is subject to full ratchet adjustment for certain price dilutive issuances of securities by the Company and proportional adjustment

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

for events such as stock splits, dividends, combinations and the like. Beginning after the first two years of the term of the Subordinated Notes, the Company can force the Subordinated Notes to convert to common stock if certain customary equity conditions have been satisfied and the volume weighted average price of the common stock is $0.25 or greater for 30 consecutive trading days.

The Subordinated Notes are secured by substantially all of the assets of the Company pursuant to a Security Agreement dated December 23, 2010 and July 1, 2011, as applicable, between the Company and Costa Brava as representative of the Subordinated Note holders, but the liens securing the Subordinated Notes are subordinate to the liens securing the indebtedness of the Company to Summit Financial Resources, L.P. under that certain Financing Agreement dated as of June 16, 2009 and the liens securing the indebtedness of the Company under the Senior Subordinated Notes, and subordinate in right of payment to the Looney Note.

The Subordinated Notes restrict the Company from (A) directly or indirectly, incurring or guaranteeing, assuming or suffering to exist any indebtedness, other than (i) the Subordinated Notes, (ii) certain permitted indebtedness (including the Senior Subordinated Notes) and (iii) the Looney Note; (B) allowing or suffering to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries other than (i) existing liens securing the Looney Note and (ii) certain permitted liens (including liens securing the Senior Subordinated Notes); and (C) during an event of default, directly or indirectly, redeeming, defeasing, repurchasing, repaying or making any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any indebtedness expressly subordinate to the Subordinated Notes.

The Subordinated Notes have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from registration.

As a result of the issuances of Subordinated Notes discussed above, the conversion of Bridge Notes to Subordinated Notes discussed below and the application of PIK interest, the aggregate principal balance of the Subordinated Notes at October 2, 2011, exclusive of the effect of debt discounts, was $16,122,200. The balance of the Subordinated Notes, net of unamortized discounts comprised of derivative liability, at October 2, 2011 was $3,944,800. The debt discounts will be amortized over the term of the Subordinated Notes, unless such amortization is accelerated due to earlier conversion of the Subordinated Notes pursuant to their terms. The Company paid a total of $1,000,000 in cash commissions to an investment banker for services related to issuance of the Subordinated Notes, $682,000 of which was recorded as a deferred financing cost and the balance recorded as an offset to equity.

Conversion of Bridge Notes into Subordinated Notes

As discussed above, the Company had previously sold Bridge Notes to investors in an aggregate principal amount of $3,000,000, the terms of which permit the Bridge Note Holders to convert up to and including the aggregate outstanding principal amount of such Bridge Notes and any accrued interest thereon (the amount converted, the “Conversion Amount”) into the same securities issued in, and upon the same terms and conditions of, the Institutional Financing (the “Bridge Note Conversion”). Pursuant to the terms of the Bridge Private Placement, in December 2010, holders of Bridge Notes with a principal balance of $1,208,200 (including accrued interest of $9,600) converted their Bridge Notes into securities issued in the Institutional Financing. Of the Bridge Notes converted in December 2010, Costa Brava and Griffin were holders of Bridge Notes with an aggregate principal balance of $581,300 (including accrued interest of $2,700). Under the terms of the Purchase Agreement, the Bridge Notes converted in December 2010 were converted into 5,488,800 shares of common stock valued at $384,200 and Subordinated Notes with a principal balance of $824,000. In January 2011, under the terms of the Purchase Agreement, holders of Bridge Notes with a principal balance of $250,600 (including accrued interest of $4,200) also converted their Bridge Notes into 1,138,400 shares of common stock valued at

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

$79,700 and Subordinated Notes with a principal balance of $170,900. In April 2011, under the terms of the Purchase Agreement, holders of Bridge Notes with a principal balance of $119,500 (including accrued interest of $4,500) also converted their Bridge Notes into 543,000 shares of common stock valued at $38,000 and Subordinated Notes with a principal balance of $81,500. As a result of the Bridge Note conversions in December 2010, January 2011 and April 2011, the unconverted Bridge Notes aggregate principal balance, including PIK interest, at their maturity date of May 31, 2011 was $1,511,500, which was paid in full by the Company in cash. The conversions of Bridge Notes to common stock in Fiscal 2011 resulted in the elimination of $69,100 of derivative liability, which was recorded as an increase to paid-in capital during the period.

Conversion Features of the Bridge Notes and the Subordinated Notes.

The conversion features of the Subordinated Notes, and the Bridge Notes while they were outstanding, contain provisions that adjust the conversion price in the event of certain dilutive issuances of securities. Accordingly, the Company considered such conversion features to be derivatives and recorded their fair value of $6,867,100 at the date of issuance as a liability and as a discount to the underlying notes. At October 2, 2011, the derivative liability of the Bridge Notes had been eliminated as a result of their conversion or repayment. The Company re-measured the fair value of the derivative liability of the Subordinated Notes to be $13,352,800 as of October 2, 2011.

The following outlines the significant assumptions the Company used to estimate the fair value information presented, with respect to derivative liabilities utilizing the Binomial Lattice pricing model at the date of issuance and October 2, 2011:

Risk free interest rate	1.55% - 2.15%
Expected volatility	75.5% - 79.4%
Expected dividends	None

Note 4 — Preferred Stock

Series A-1 Stock.

The Company’s Series A-1 10% Cumulative Convertible Preferred Stock (the “Series A-1 Stock”) was issued to its then senior lenders, Longview and Alpha Capital Anstalt (“Alpha”) (collectively, the “Lenders”) during Fiscal 2008 in exchange for cancellation of approximately $1,188,500 of accrued and unpaid interest and approximately $2,811,500 of principal balance of debt owed by the Company to the Lenders. During Fiscal 2010, 99,915 shares of the Series A-1 Stock were converted by Longview and Alpha into 8,978,985 shares of the Company’s common stock, resulting in no shares of Series A-1 Stock remaining outstanding at October 3, 2010.

Series A-2 Stock.

In Fiscal 2009, the Company’s stockholders approved the creation and issuance of the Company’s Series A-2 10% Cumulative Convertible Preferred Stock (the “Series A-2 Stock”), and the Company issued an aggregate of 24,999 shares of the Series A-2 Stock to Longview and Alpha at a purchase price of $40 per share in exchange of all the remaining portion of certain debt of the Company held by them.

Each share of Series A-2 Stock was initially convertible at any time at the holder’s option into 100 shares of common stock at an initial conversion price of $0.40 per share of common stock. The conversion price of the Series A-2 Stock was subject to ratchet price dilution protection in the event the Company issued securities (other than certain excepted issuances) at a price below the then current conversion price, subject to the limitation of the authorized capital of the Company. The conversion price of the Series A-2 Stock also was subject to adjustment for stock splits, stock dividends, recapitalizations and the like. As a result of various issuances of common stock subsequent to the issuance of the Series A-2 Stock, by December 2010, the conversion price of

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

the Series A-2 Stock had been adjusted pursuant to its terms to $0.07 per share. The Series A-2 Stock was non-voting (except to the extent required by law), but ranked senior to the common stock, with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company. The Series A-2 Stock was entitled to 10% cumulative dividends per annum, payable in arrears starting December 30, 2010, which could have increased to 20% during the existence of certain events of default. In April 2010, Longview waived entitlement to all accumulated, but undeclared and unpaid, dividends on the Series A-2 Stock held by Longview from the date of issuance of the Series A-2 Stock through July 15, 2010 in consideration for the issuance of the Waiver Securities. (See Note 2).

Absent the declaration of dividends, the cumulative feature the Series A-2 Stock did not result in an accrual of a liability, but did affect the net income (loss) applicable to common stockholders. (See Note 8). The Company has not recorded a liability for these dividends that have not been waived, since the Company is not legally able to declare or pay dividends on any classes of its stock until it meets certain financial conditions under Delaware law, which conditions it does not currently meet nor is able to estimate when, or if, it may meet in the future. The Series A-2 Stock was not redeemable by the holder thereof, but was callable at the election of the Company (provided an event of default had not occurred and was continuing) upon 30 days prior notice at a redemption price equal to their respective initial purchase price plus any accumulated but unpaid dividends. The Series A-2 Stock was subject to a blocker (the “Blocker”) that would prevent Longview’s common stock ownership at any given time from exceeding 4.99% of the Company’s outstanding common stock (which percentage could increase but never above 9.99%). The liquidation preference of the Series A-2 Stock consisted of its respective initial purchase price plus any accumulated, but unpaid dividends. At October 2, 2011 and October 3, 2010, the liquidation preference for the Series A-2 Stock was $0 and $333,300, respectively.

During Fiscal 2010, 16,668 shares of the Series A-2 Stock were converted by Longview and Alpha into 4,677,459 shares of the Company’s common stock. During Fiscal 2011, the remaining approximately 8,331 shares of the Series A-2 Stock were converted by Longview into 3,554,100 shares of common stock resulting in no shares of Series A-2 Stock remaining outstanding at October 2, 2011.

Series B Stock.

In Fiscal 2010, the Company sold and issued an aggregate of 3,490 preferred stock units (the “Preferred Stock Units”) at a purchase price of $700 per Preferred Stock Unit. The $2,443,000 aggregate purchase price for the Preferred Stock Units was paid in cash to the Company, from which fees and expenses of $393,500 were disbursed to the placement agent and its counsel, resulting in net proceeds of $2,049,500 to the Company. Each Preferred Stock Unit was comprised of one share of the Company’s newly-created Series B Convertible Preferred Stock (the “Series B Stock”), plus a five-year warrant to purchase 600 shares of the Company’s common stock at an exercise price of $0.55 per share. Each share of Series B Stock is convertible at any time at the holder’s option into 2,000 shares of common stock at a conversion price per share of common stock equal to $0.50. During Fiscal 2010, approximately 1,597 shares of the Series B Stock were converted into approximately 3,194,566 shares of the Company’s common stock. During Fiscal 2011, approximately 107 shares of Series B Stock were converted into approximately 214,300 shares of the Company’s common stock. As of October 2, 2011, an aggregate of approximately 1,786 shares of Series B Stock, convertible into approximately 3,571,100 shares of the Company’s common stock, remained outstanding.

The Series B Stock is non-voting, except to the extent required by law. With respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, the Series B Stock ranks senior to the common stock. The liquidation preference per share of Series B Stock equals its stated value, $1,000 per share. The Series B Stock is not entitled to any preferential cash dividends; however, the Series B Stock is entitled to receive, pari passu with the Company’s common stock, such dividends on the common stock as may be declared from time to time by the Company’s Board of Directors.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

The Company’s aggregate gross proceeds of $2,443,000 received from the sale of the Series B Stock was allocated to the individual components comprising the stock units on a relative fair value basis, resulting in approximately $424,000 of the proceeds allocated to the five-year warrant and approximately $2,019,000 allocated to the Series B Stock. In addition, because the effective conversion price of the Series B Stock was below the current trading price of the Company’s shares at the date of issuance, the Company recorded a BCF of approximately $1,471,000. Since the preferred shares contain no set redemption date and they are convertible from inception by the holder, the entire BCF amount was accreted as a preferred dividend as of the issuance date.

The Company used the Black-Scholes model to value the warrants issued to the placement agent and those issued to the Series B Stock investors discussed above using the following assumptions; volatility of 93.2%, stock price $0.50 per share, exercise price $0.55 per share, risk-free interest rate of 2.3% and an expected term of five years.

Series C Stock.

In Fiscal 2010, the Company issued 27,500 shares of the Company’s newly created Series C Stock to Longview to effectuate the requirement to issue Waiver Securities related to the Looney Settlement Agreement. During Fiscal 2010, the Company also issued the Contingent Securities to Longview, including an additional 10,000 shares of the Series C Stock, convertible into 1,000,000 shares of the Company’s common stock. (See Note 2.) Each share of Series C Stock was convertible at any time at the holder’s option into 100 shares of common stock at an initial conversion price per share of common stock equal to $0.30. The Series C Stock was non-voting, except to the extent required by law. With respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, the Series C Stock ranked senior to the common stock and junior to the Company’s Series A-2 Stock and Series B Stock. The liquidation preference per share of Series C Stock equaled its stated value, $30 per share. The Series C Stock was not entitled to any preferential cash dividends; however, the Series C Stock is entitled to receive on an as-converted basis, pari passu with the Company’s common stock, but after payment of dividends to the Series A-2 Stock and Series B Stock at the time outstanding, such dividends on the common stock as may have been declared from time to time by the Company’s Board of Directors. The Series C Stock was not redeemable by the holder thereof, but the Company had the right, upon 30 calendar days’ prior written notice, to redeem the Series C Stock at its stated value, $30 per share. The Series C Stock was also subject to a blocker that would prevent each holder’s common stock ownership at any given time from exceeding 4.99% of the Company’s outstanding common stock (which percentage could have increased but never above 9.99%).

In Fiscal 2011, 37,500 shares of Series C Stock were converted by Longview into 3,750,000 shares of the Company’s common stock, resulting in no shares of Series C Stock remaining outstanding at October 2, 2011.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 5 — Common Stock

Fiscal 2010 Issuances

During Fiscal 2010, the Company issued an aggregate of 23,840,900 shares of its common stock, net of the forfeiture of 14,000 shares of nonvested stock, in various transactions. Of these issuances, 3,618,000 shares were issued in cash transactions with an aggregate valuation of $601,500. The remaining 20,222,900 shares were issued in non-cash transactions with an aggregate valuation of $6,287,900, net of forfeitures. These transactions are separately discussed below.

Fiscal 2010 Cash Transactions

The 3,618,000 shares of common stock issued during Fiscal 2010 in cash transactions were issued in the following amounts:

(1) 3,469,500 shares were issued as a result of a private placement in which the Company sold and issued to 30 accredited investors (the “Common Stock Investors”) common stock units (the “Common Stock Units”) (the “Common Stock Private Placement”). The approximate $581,900 aggregate purchase price for these Common Stock Units was paid in cash to the Company. Each Common Stock Unit was comprised of (i) 100 shares of the Company’s Common Stock (the “Shares”) and (ii) a five-year warrant to purchase 20 shares of the Company’s Common Stock (the “Common Stock Investor Warrants”).

(2) 138,500 shares were issued to an accredited investor in a private transaction. The $18,000 aggregate purchase price for these shares was paid in cash to the Company.

(3) 10,000 shares were issued as a result of the exercise of options for a purchase price of $1,600.

Fiscal 2010 Non-Cash Transactions

The 20,222,900 shares of common stock issued during Fiscal 2010 in non-cash transactions were issued in the following amounts:

(1) an aggregate of 8,979,000 shares of common stock of the Company were issued in various transactions in exchange for conversion and cancellation of $2,997,500 of the stated value of the Company’s Series A-1 Stock.

(2) an aggregate of 4,677,400 shares of common stock of the Company were issued in various transactions in exchange for conversion and cancellation of $666,700 of the stated value of the Company’s Series A-2 Stock.

(3) an aggregate of 3,194,600 shares of common stock of the Company were issued in various transactions in exchange for conversion and cancellation of $1,597,300 of the stated value of the Company’s Series B Stock.

(4) 2,673,800 shares of common stock of the Company were issued to effectuate $750,000 of non-cash contributions by the Company to the Company’s employee retirement plan, the Cash or Deferred & Stock Bonus Plan (“ESBP”), for Fiscal 2010, all of which has been recognized as expense in Fiscal 2010.

(5) 693,600 shares of common stock of the Company were issued to pay interest in the amount of $277,400 on the Company’s Debentures pursuant their terms. (See Note 4).

(6) after giving effect to the forfeiture of 14,000 shares of nonvested stock, there was a net increase of 4,500 shares and a net expense decrease of $1,000 associated with issuance of common stock to employees as compensation for services rendered.

The value of all of the non-cash issuances of common stock was based on the last reported closing sales price of the Company’s common stock as reported by the Nasdaq Capital Market prior to the various issuances or entering into the contractual obligations for such issuances.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Fiscal 2011 Issuances

During Fiscal 2011, the Company issued an aggregate of 80,160,400 shares of its common stock, net of the forfeiture of 10,200 shares of nonvested stock, in various transactions. Of these issuances, 51,808,600 shares were issued in cash transactions with an aggregate valuation of $3,628,400. The remaining 28,351,800 shares were issued in non-cash transactions with an aggregate valuation of $3,943,900, net of forfeitures. These transactions are separately discussed below.

Fiscal 2011 Cash Transactions

The 51,808,600 shares of common stock issued during Fiscal 2011 in cash transactions were issued in the following amounts:

(1) 51,788,600 shares were issued to Costa Brava and Griffin as a result of the Institutional Financing in December 2010. (See Note 3). The approximate $3,625,200, or $0.07 per share, aggregate purchase price for these shares was paid in cash to the Company.

(2) 20,000 shares were issued pursuant to exercise of an employee stock option for an aggregate $3,200, or $0.16 per share, cash purchase price.

Fiscal 2011 Non-Cash Transactions

The 28,351,800 shares of common stock issued during Fiscal 2011 in non-cash transactions were issued in the following amounts:

(1) an aggregate of 5,758,100 shares, valued at $750,000, was issued to the Bridge Note Holders pursuant to the Bridge Private Placement (see Note 2).

(2) an aggregate of 7,170,100 shares, valued at $501,900, was issued to certain Bridge Note Holders for conversion of the aggregate outstanding principal amount of the Bridge Notes and any accrued interest thereon held by said Bridge Note Holders into the same securities issued in, and upon the same terms and conditions of, the Institutional Financing (see Note 2).

(3) an aggregate of 3,554,100 shares was issued in various transactions in exchange for conversion and cancellation of $333,200 of the stated value of the Company’s Series A-2 Stock (see Note 4).

(4) an aggregate of 214,300 shares was issued in various transactions in exchange for conversion and cancellation of $107,200 of the stated value of the Company’s Series B Stock (see Note 4).

(5) an aggregate of 3,750,000 shares was issued in various transactions in exchange for conversion and cancellation of $1,125,000 of the stated value of the Company’s Series C Stock (see Note 4).

(6) an aggregate of 682,300 shares was issued to pay interest in the amount of $272,900 on the Company’s Debentures pursuant to their terms (see Note 4).

(7) 221,000 shares were issued pursuant to cashless exercise of warrants (see Note 6).

(8) 6,666,700 shares of common stock of the Company were issued to effectuate $800,000 of non-cash contributions by the Company to the Company’s employee retirement plan, the ESBP, for Fiscal 2011.

(9) after giving effect to the forfeiture of 10,200 shares of nonvested stock, there was a net increase of 335,200 shares and a net expense increase of $38,200 associated with issuance of common stock to employees and directors as compensation for services rendered.

The value of all of the non-cash issuances of common stock was based on the last reported closing sales price of the Company’s common stock as reported by the Over-the-Counter Bulletin Board prior to the various issuances or entering into the contractual obligations for such issuances.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Common Stock Warrants

In Fiscal 2010, the Company issued a five-year warrant to purchase 907,400 shares of common stock at an exercise price of $0.55 per share to its investment banking firm as partial consideration for services rendered in the private placement of the Series B preferred stock unit financing. (See Note 4). As an element of that financing, the Company issued five-year warrants to the investors, valued at $424,000 pursuant to the Black-Scholes model, to purchase an aggregate of 2,094,000 shares of common stock at an exercise price of $0.55 per share. In Fiscal 2010, the Company also issued a five-year warrant to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.44 per share to its investment banking firm for a one-year extension of an agreement with said firm to assist the Company to raise additional capital and to provide financial advisory services. The estimated fair value of this warrant, $119,000, was amortized over the 12-month term of the extension.

As a result of the closing of the Series B preferred stock financing and the warrant issued to the investment banking firm in connection with the agreement extension discussed above, warrants to purchase 762,000 shares of common stock at $3.18 per share were automatically adjusted to purchase 1,477,500 shares at $1.64 per share effective December 27, 2009, which warrants subsequently expired on December 30, 2009.

In Fiscal 2010, the Company issued five-year warrants to purchase 986,700 shares of common stock at an exercise price of $0.40 per share to its investment banking firm as partial consideration for services rendered in the Debenture Private Placement. As an element of that financing, the Company issued five-year warrants to the investors to purchase an aggregate of 860,000 shares of common stock at an exercise price of $0.40 per share. (See Note 3). The Company used the Black-Scholes model to value the warrants issued to the investment banking firm and investors pursuant to the Debenture Private Placement using the following assumptions; volatility of 95.9%, stock price $0.30 per share, exercise price $0.40 per share, risk-free interest rate of 2.7%, and an expected term of five years.

In Fiscal 2010, the Company issued five-year warrants to purchase approximately 247,300 shares of common stock and 203,700 shares of common stock at exercise prices of $0.32 per share and $0.21 per share, respectively, to its investment banking firm as partial consideration for services rendered in the Common Stock Private Placement. (See Note 5). As an element of that financing, the Company issued five-year warrants to the Common Stock Investors to purchase an aggregate of approximately 380,400 shares of common stock and approximately 313,500 shares of common stock at exercise prices of $0.32 per share and $0.21 per share, respectively.

In Fiscal 2010, in satisfaction of certain requirements related to Longview’s consent to the Looney Settlement Agreement, the Company issued a two-year warrant to Longview to purchase 1,000,000 shares of the Company’s common stock at an exercise price per share of $0.30. (See Note 2). The Company used the Black-Scholes model to value the warrant issued to Longview using the following assumptions; volatility of 97.2%, stock price $0.30 per share, exercise price $0.30 per share, risk-free interest rate of 0.36%, and an expected term of two years. The Company recorded the resulting $150,000 expense for the issuance of this warrant in Fiscal 2010.

In Fiscal 2011, as a result of the Institutional Financing, and pursuant to existing price anti-dilution provisions, the exercise prices of the Class A Common Stock Purchase Warrants (the “Class A Warrants”) and the Class B Common Stock Purchase Warrant (the “Class B Warrant”) issued by the Company in December 2006 and August 2007, respectively, were automatically adjusted to $0.07 per share. The number of shares of common stock of the Company issuable upon exercise of the Class A Warrants and Class B Warrant did not change. In February 2011, Longview exercised its rights to purchase an aggregate of 308,900 shares of common stock on a cashless basis pursuant to its Class A Warrant and Class B Warrant resulting in the net issuance of 221,000 shares of common stock of the Company. As a result of Longview’s exercise, only a single Class A Warrant to purchase 41,100 shares of common of the Company held by another accredited investor remained outstanding at October 2, 2011. Other than this single Class A Warrant, none of the other warrants of the Company outstanding at October 2, 2011 contain price anti-dilution provisions.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

In Fiscal 2011, the Bridge Private Placement established an obligation for the Company to issue Bridge Agent Warrants, consisting of a warrant to purchase approximately 2,227,400 shares of common stock of the Company at an exercise price of $0.13 per share and a warrant to purchase approximately 155,000 shares of common stock of the Company at an exercise price of $0.135 per share, subject to the requirement that said warrants were not exercisable unless and until stockholder authority was obtained to increase the Company’s authorized shares of common stock to a number adequate to reserve for both any shares of common stock to be issued in connection with the Institutional Financing and the Bridge Agent Warrants, as well as any other known issuances of common stock for which the Company must reserve shares for issuance. Such stockholder authority was obtained in March 2011. The Company recorded the $190,600 expense of the Bridge Agent Warrants in Fiscal 2011 as a deferred financing cost to be amortized over the term of the Bridge Notes. The Company used the Black-Scholes model to value the Bridge Agent Warrants using the following assumptions; volatility of 74.82%, common stock price $0.13 per share, exercise price of $0.13, risk-free interest rate of 1.89% and an expected term of five years.

Outstanding Warrants

As of October 2, 2011, warrants to purchase a total of 10,115,800 shares of the Company’s common stock were outstanding, with a weighted average exercise price of $0.42 per share and exercise prices ranging from $0.07 per share to $13.00 per share, of which 1,041,100 warrants expire in fiscal 2012, 3,350,700 warrants expire in fiscal 2014, 3,341,600 warrants expire in fiscal 2015 and 2,382,400 warrants expire in fiscal 2016.

Note 7 — Stock Incentive Plans, Employee Retirement Plan and Deferred Compensation Plans

Stock Incentive Plans.    In June 2006, the Company’s stockholders approved the Company’s 2006 Omnibus Incentive Plan (the “2006 Plan”), which is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. The 2006 Plan permits the granting of stock options (including both incentive and non-qualified stock options), stock-only stock appreciation rights, nonvested stock and nonvested stock units, performance awards of cash, stock or property, dividend equivalents and other stock grants. Upon approval of the 2006 Plan in June 2006, the Company’s 2003 Stock Incentive Plan (the “2003 Plan”), 2001 Non-Qualified Stock Option Plan (the “2001 Non-Qualified Plan”), 2001 Stock Option Plan (the “2001 Plan”) and 2000 Non-Qualified Stock Option Plan (the “2000 Plan”) (collectively, the “Prior Plans”) were terminated, but existing options issued pursuant to the Prior Plans remain outstanding in accordance with the terms of their original grants. As of October 2, 2011, options to purchase 2,500 shares of the Company’s common stock at an exercise price of $11.50 per share were outstanding and exercisable under the 2001 Plan, options to purchase 37,500 shares of the Company’s common stock were outstanding and exercisable under the 2001 Non-Qualified Option Plan, at exercise prices ranging from $8.60 to $13.50 per share, and options to purchase 237,600 shares of the Company’s common stock were outstanding and exercisable under the 2003 Plan at exercise prices ranging from $10.40 to $36.20 per share.

Pursuant to an amendment of the 2006 Plan by stockholders in March 2009, the number of shares of common stock reserved for issuance under the 2006 Plan shall automatically increase at the beginning of each subsequent fiscal year by the lesser of 1,250,000 shares or 5% of the common stock of the Company outstanding on the last day of the preceding fiscal year. As a result of that provision, the number of shares issuable under the 2006 Plan increased by 484,800 shares in Fiscal 2010 and by 1,250,000 shares in Fiscal 2011. The aggregate number of shares of common stock issuable under all stock-based awards that may be made under the 2006 Plan at October 2, 2011 is 517,100 shares. As of October 2, 2011, there were options to purchase 1,873,400 shares of the Company’s common stock outstanding under the 2006 Plan, at exercise prices ranging from $0.09 to $14.10 per share, of which options to purchase 700,600 shares were exercisable at October 2, 2011. As of October 2, 2011, 12,900 shares of nonvested stock were issued and outstanding pursuant to the 2006 Plan and 291,100 shares of vested stock were issued and outstanding pursuant to the 2006 Plan.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

In December 2010, in connection with the Institutional Financing, the Company’s Board adopted the Company’s 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) under which the Company’s eligible officers, directors and employees, consultants and advisors who qualify as “accredited investors” within the meaning of Rule 501 under the Securities Act, may be granted non-incentive stock options. 18,500,000 shares of the Company’s common stock were reserved for issuance under the 2010 Plan, and options to purchase 18,500,000 shares of the Company’s common stock at an exercise price of $0.09 per share were issued to certain of the Company’s officers and directors in December 2010 pursuant to the 2010 Plan. No further grants may presently be made under the 2010 Plan.

In March 2011, the Company’s stockholders approved the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) and reserved 46,500,000 shares of common stock of the Company for potential issuance pursuant to the 2011 Plan. The 2011 Plan is designed to promote the interests of the Company and its stockholders by serving as a comprehensive equity incentive program to attract and retain the services of individuals capable of assuring the future success of the Company and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company. The 2011 Plan permits grants of stock options (including both incentive and non-qualified stock options), stock-only appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards of cash, stock or property, other stock grants and other stock-based awards. As of October 2, 2011, there were options to purchase 37,332,500 shares of the Company’s common stock outstanding under the 2011 Plan, at exercise prices ranging from $0.095 to $0.15 per share, of which options to purchase 5,491,700 shares were exercisable at October 2, 2011. The aggregate number of shares of common stock issuable under all stock-based awards that may be made under the 2011 Plan at October 2, 2011 is 9,167,500 shares.

There were no options granted by any of the Company’s subsidiaries during Fiscal 2011 and Fiscal 2010.

The exercise prices of stock options granted during the two fiscal years ended October 2, 2011 were equal to the closing price of the Company’s common stock at the date of grant. The following table summarizes stock options outstanding as of October 2, 2011 as well as activity during the two-fiscal year period then ended:

	No. of Shares(1)	Weighted Average Exercise Price
Options outstanding at September 27, 2009	568,900	$17.78
Granted	833,000	0.16
Exercised	(10,000)	0.16
Forfeited	(18,000)	1.09

Options outstanding at October 3, 2010	1,373,900	$7.44
Granted	56,905,000	0.12
Exercised	(20,000)	0.16
Expired	(6,200)	181.49
Forfeited	(269,200)	2.69

Options outstanding at October 2, 2011	57,983,500	$0.26

Options exercisable at October 2, 2011	12,169,900	$0.79

(1)	Rounded to nearest one hundred (100).

For fiscal years 2011 and 2010, the weighted-average grant-date fair value of options granted was $0.08 for both fiscal years. At October 2, 2011, the aggregate intrinsic value of nonvested options outstanding and options exercisable was $71,300 and $26,300, respectively. For Fiscal 2011, one option was exercised with an intrinsic value of $100. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option, determined as of the date of the option exercise. At October 2, 2011, the weighted-average remaining contractual life of options outstanding and exercisable was 9.4 years and 9.1 years, respectively.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

A summary of outstanding options and exercisable options under the Company’s 2001, 2003, 2006, 2010 and 2011 Qualified and Non-Qualified Plans at October 2, 2011 is shown below.

	Outstanding Options				Exercisable Options
Range of Exercise Prices	Number(1)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number(1)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$ 0.09 - 0.16	57,456,300	9.4	$0.12	$97,500	11,646,700	$0.12	$26,250
0.35 - 1.70	127,000	2.7	0.42	—	123,000	0.42	—
8.60 - 14.10	200,800	4.2	12.73	—	200,800	12.73	—
15.60 - 22.50	61,100	3.5	21.37	—	61,100	21.37	—
25.00 - 36.20	138,300	3.0	31.54	—	138,300	31.54	—

	57,983,500				12,169,900

(1)	Rounded to nearest one hundred (100).

The aggregate intrinsic values set forth in the above table, which represent the total pre-tax intrinsic values, are based on the closing stock price of the Company’s common stock of $0.095 as of September 30, 2011, the last trading date prior to October 2, 2011, and assuming all the optionees had exercised their options as of that date.

The Boards of Directors of most of the Company’s subsidiaries have adopted, and the Company has approved, stock option plans. Under the subsidiary option plans, options may be granted to employees, non-employee directors and other individual service providers of the subsidiary or the Company. Options granted under the subsidiary option plans may be either incentive stock options or non-statutory stock options. As of October 2, 2011, the Company’s iNetWorks Corporation subsidiary had granted outstanding options to purchase an aggregate of 6,592,500 shares of its common stock, net of cancellations from terminations, all of which options were exercisable at October 2, 2011. None of the other subsidiaries of the Company had options outstanding at October 2, 2011.

Previously granted options to purchase 45,816,100 shares of the Company’s common stock with a weighted average exercise price of $0.12 per share and a weighted average fair value of $0.08 per share were nonvested as of October 2, 2011. Total stock-based compensation expense during Fiscal 2011 was approximately $1,219,200, of which $66,700 was charged to cost of revenues and $1,152,500 was charged to general and administrative expense. Total stock-based compensation expense during Fiscal 2010 was approximately $103,200, of which $37,400 was charged to cost of revenues and $65,800 was charged to general and administrative expense.

The total amount of compensation expense related to option awards not yet recognized at October 2, 2011 was $2,856,500. The amount of compensation expense related to such existing option awards expected to be recognized is as follows:

FY 2012	$1,059,600
FY 2013	1,112,300
FY 2014	670,700
FY 2015	12,900
FY 2016	1,000

Total	$2,856,500

However, such amounts do not include the cost of new options that may be granted in future periods nor any changes in the Company’s forfeiture percentage.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

In Fiscal 2011, the Company granted 31,100 shares of vested stock and 11,800 previously unvested shares vested, for an aggregate value of $31,600. In Fiscal 2010, the Company granted 1,800 shares of vested stock and 52,300 previously nonvested shares vested, for an aggregate value of $93,600.

The following table summarizes nonvested stock grants outstanding as of October 2, 2011 as well as activity during Fiscal 2010 and Fiscal 2011:

	Nonvested Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at September 27, 2009	90,300	$1.75
Granted	16,700	0.27
Vested	(52,300)	1.76
Forfeited	(14,000)	0.44

Outstanding at October 3, 2010	40,700	1.57
Granted	11,800	0.11
Vested	(29,400)	1.07
Forfeited	(10,200)	0.23

Outstanding at October 2, 2011	12,900	$2.42

The total amount of compensation expense related to nonvested stock grants not yet recognized at October 2, 2011 was $1,100 and the amount expected to be recognized as compensation expense is as follows:

FY 2012	$800
FY 2013	300

Total	$1,100

However, such amounts do not include the cost of new nonvested stock grants that may be granted in future periods nor any changes in the Company’s forfeiture percentage.

Employee Stock Benefit Plan.    In fiscal 1982, the Company established an employee retirement plan, the ESBP, which is effective for fiscal year 1982 and thereafter. This plan provides for annual contributions to the Company’s Employee Stock Bonus Trust (“SBT”) to be determined by the Board of Directors and which will not exceed 15% of total payroll. At the discretion of the Trustee, the SBT will purchase common stock at fair market value or other interest-bearing securities or investments for the accounts of individual employees who, as of October 2, 2011, will gain a vested interest of 20% in their accounts after their first year of service, and 20% each year of service thereafter, until fully vested after five years of service. Employees who attain age 65 will be fully vested in contributions to their account regardless of years of service. Pursuant to the ESBP provision, vesting requirements are met as services are performed and fulfilled at each fiscal year end. That portion of cash or stock held in an employee’s account and not vested at termination of employment will be redistributed in accordance with a prearranged formula. Management believes that the contributions made by the Company to the SBT, to the extent they relate to U.S. Government cost-plus-fixed-fee contracts, will be reimbursable by the U.S. Government. In fiscal years 2011 and 2010, the Company’s aggregate contributions to the SBT were 6,666,700 and 2,673,800 shares of common stock, respectively, which had estimated market values of $800,000 and $750,000, respectively.

Deferred Compensation Plan.    In September 2002, the Company established a deferred compensation plan, the Non-Qualified Deferred Compensation Plan, for certain key employees with long-term service with the Company. Annual contributions of common stock of the Company are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. The Board of Directors did not authorize a contribution to the Non-Qualified Deferred Compensation Plan for Fiscal 2010 or Fiscal 2011. Participants’

D-29

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

potential distributions from the Rabbi Trust represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditors’ claims. Shares in this plan may be distributed to each plan beneficiary when they retire from service with the Company. At October 2, 2011, 57,600 shares of the Company’s common stock were in the Rabbi Trust.

Executive Salary Continuation Plan.    In February 1996, the Company established a deferred compensation plan (the “ESCP”) for select key employees of the Company. Benefits payable under the ESCP are established on the basis of years of service with the Company, age at retirement and base salary, subject to a maximum benefits limitation of $137,000 per year for any individual. The ESCP is an unfunded plan. The recorded liability for future expense under the ESCP is determined based on expected lifetime of participants using Social Security mortality tables and discount rates comparable to that of rates of return on high quality investments providing yields in amount and timing equivalent to expected benefit payments. At the end of each fiscal year, the Company determines the assumed discount rate to be used to discount the ESCP liability. The Company considered various sources in making this determination for Fiscal 2011, including the Citigroup Pension Liability Index, which at September 30, 2011 was 4.69%. Based on this review, the Company used a 4.69% discount rate for determining the ESCP liability at October 2, 2011. There are presently two retired executives of the Company who are receiving lifetime benefits aggregating $184,700 per annum under the ESCP. The current and long-term portions of the ESCP liability at October 2, 2011 are $184,700 and $1,005,400, respectively, for an aggregate liability of $1,190,100. The current and long-term portions of the ESCP liability at October 3, 2010 were $184,700 and $1,030,700, respectively, for an aggregate liability of $1,215,400.

Note 8 — Income (Loss) per Share

Since the Company had a net loss for both Fiscal 2010 and Fiscal 2011, basic and diluted net loss per common share for Fiscal 2010 and Fiscal 2011 is the same and is computed based solely on the weighted average number of shares of common stock outstanding for the respective fiscal year. In Fiscal 2010, application of the “if-converted” method to the Company’s convertible preferred stock and convertible debt resulted in said instruments being anti-dilutive and therefore not impacting the calculation of income per share.

Cumulative dividends on the Series A-2 Stock for Fiscal 2010, although not declared, constitute a preferential claim against future dividends, if any, and are treated as an incremental expense of continuing operations for purposes of determining basic and diluted net loss from continuing operations per common share. As of October 3, 2010, cumulative dividends on the Series A-2 Stock held by Longview through July 15, 2010 had been waived pursuant to the Looney Settlement Agreement. (See Note 2). In like manner, the BCF associated with the issuance of the Company’s Series B Stock in Fiscal 2010, although not recorded as an expense, is treated as a deemed dividend and, therefore, an incremental expense of continuing operations for purposes of determining basic and diluted net loss from continuing operations per common share.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth the computation of basic and diluted loss per common share:

	Fiscal Years Ended
	October 2, 2011	October 3, 2010
Basic and Diluted Net Loss Numerator:
Net loss attributable to Irvine Sensors Corporation	$(15,762,800)	$(11,155,800)
Undeclared cumulative dividends on Series A-2 Stock*	—	(19,700)
Deemed dividend for beneficial conversion feature related to Series B Stock	—	(1,471,000)

Adjusted basic and diluted net loss attributable to Irvine Sensors Corporation common stockholders	$(15,762,800)	$(12,646,500)

Basic and Diluted Net Loss Denominator:
Weighted average number of common shares outstanding	90,728,100	18,116,700

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.17)	$(0.70)

* Potential undeclared dividends accumulated prior to July 15, 2010 were waived in April 2010. (See Note 2).

Options, warrants and convertible instruments outstanding at October 2, 2011 and October 3, 2010 to purchase approximately 301,993,100 and 22,990,300 shares of the Company’s common stock, respectively, were not included in the above computation because they were anti-dilutive.

Note 9 — Minority Interest in Subsidiaries

Novalog did not grant any options to purchase shares of Novalog’s common stock in Fiscal 2011 and Fiscal 2010. As of October 2, 2011, there were no options to purchase shares of common stock of Novalog outstanding. At October 2, 2011, the Company owned 96% of Novalog’s common stock.

MSI did not grant any options to purchase common shares of MSI stock in Fiscal 2011 and Fiscal 2010. As of October 2, 2011, there were no options to purchase shares of common stock of MSI outstanding. At October 2, 2011, the Company owned 98% of MSI’s common stock. The Company has granted a perpetual non-exclusive license to a third party for technology developed by MSI. This license has not generated any material royalties to date.

RedHawk did not grant any options to purchase shares of RedHawk’s common stock in Fiscal 2011 and Fiscal 2010. As of October 2, 2011, there were no options to purchase shares of common stock of RedHawk outstanding. At October 2, 2011, the Company owned 81% of RedHawk’s common stock.

iNetWorks did not grant any options to purchase shares of its common stock in Fiscal 2011 and Fiscal 2010. As of October 2, 2011, there were options to purchase 6,592,500 shares of iNetWorks common stock outstanding with a weighted average exercise price of $0.01 per share and a weighted average remaining life of 1.07 years. There is no public market for shares of iNetWorks common stock. At October 2, 2011, the Company owned 95% of iNetWorks’ common stock.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Composition of Certain Financial Statement Captions

Accounts receivable and unbilled revenues on uncompleted contracts are largely derived from the Company’s contracts with various U.S. Government agencies and contractors, as shown below.

	October 2, 2011	October 3, 2010
Accounts receivable and unbilled revenues on uncompleted contracts:
U.S. Government	$2,297,300	$997,800
Other customers	202,200	28,200

	2,499,500	1,026,000
Less allowance for doubtful accounts	(13,800)	(13,600)

	$2,485,700	$1,012,400

Unbilled amounts of $557,200 and $630,300 at October 2, 2011 and October 3, 2010, respectively, represent contract revenues for which billings have not been presented to customers at year-end. These amounts are billed in accordance with applicable contract terms, usually within 30 days. Included in these amounts are unbilled retentions of $557,200 and $392,700 at October 2, 2011 and October 3, 2010, respectively. The unbilled retentions are normally collected upon final audit of costs by the U.S. Government.

	October 2, 2011	October 3, 2010
Inventory:
Work in process	$148,900	$360,800
Raw materials	1,128,800	781,500
Finished goods	434,600	823,500

	1,712,300	1,965,800
Less reserve for obsolete inventory	(275,000)	(250,000)

	$1,437,300	$1,715,800

The Company uses the average cost method for valuation of its product inventory.

Title to all inventories remains with the Company. Inventoried materials and costs relate to: work orders from customers; the Company’s generic module parts and memory stacks; and capitalized material, labor and overhead costs expected to be recovered from probable new research and development contracts. Work in process includes amounts that may be sold as products or under contracts. Such inventoried costs are stated generally at the total of the direct production costs including overhead. Inventory valuations do not include general and administrative expenses. Inventories are reviewed quarterly to determine salability and obsolescence. The net book value of capitalized pre-contract costs, which gross costs are included in the caption “Work in process,” at October 2, 2011 and October 3, 2010 was $0 and $360,800, respectively.

The Company’s property and equipment at October 2, 2011 and October 3, 2010 is shown below.

	October 2, 2011	October 3, 2010
Property and equipment:
Engineering and production equipment	$19,770,400	$18,853,800
Furniture and fixtures	459,800	442,700
Construction in progress	—	203,700
Leasehold improvements	2,152,200	2,101,200
Software	2,434,600	2,409,700

	24,817,000	24,011,100
Less accumulated depreciation and amortization	(22,266,900)	(21,281,100)

	$2,550,100	$2,730,000

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Capitalized software is being amortized on a straight-line basis over its useful life of two to eight years. Capitalized costs of patents and trademarks include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent and trademark applications. These assets are amortized on a straight-line method over the shorter of their estimated useful or legal life, generally ten years. (See also Note 1).

The net book value of assets under capital leases at October 2, 2011 and October 3, 2010 was approximately $90,800 and $0, respectively, which amounts are net of accumulated depreciation of approximately $11,300 and $0, respectively.

The Company’s intangible assets are reported at cost less accumulated amortization and consist of patents and trademarks related to the Company’s various technologies. Net intangible assets at October 2, 2011 and October 3, 2010 are set forth below.

	October 2, 2011	October 3, 2010
Intangible assets, net:
Patents and trademarks	$19,500	$19,600
Less accumulated amortization	(9,100)	(7,200)

	$10,400	$12,400

The patent and trademark amortization expense for the fiscal years ended October 2, 2011 and October 3, 2010 was $2,000 and $2,000, respectively. The unamortized balance of intangible assets is estimated to be amortized as follows:

For the Fiscal Year	Estimated Amortization Expense Patents and Trademarks
2012	$1,800
2013	1,800
2014	1,800
2015	1,800
2016	1,800
Thereafter	1,400

The Company reviews its intangible assets for impairment when and if impairment indicators occur. At October 2, 2011, management believed no indications of impairment existed relative to the above listed intangible assets.

Accrued expenses as of October 2, 2011 and October 3, 2010 consisted of the following:

	October 2, 2011	October 3, 2010
Accrued expenses:
Salaries and wages	$196,000	$1,662,700
Vacation	487,700	550,000
Payroll taxes	88,100	98,300
Interest	11,500	1,131,400
Deferred compensation (current ESCP liability)	184,700	184,700
Professional fees	232,300	250,500
Other accrued expenses	216,500	220,100

	$1,416,800	$4,097,700

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 11 — Commitments and Contingencies

The Company leases certain facilities and equipment under cancelable and non-cancelable operating leases, with escalating rent provisions for facility leases. Future minimum payments under capital lease obligations and operating lease commitments for the next five years as of October 2, 2011 are as follows:

Fiscal Year	Capital Leases	Operating Leases
2012	$30,500	$1,242,000
2013	31,900	1,152,000
2014	31,900	21,000
2015	31,900	18,000
2016	19,000	—
Less amounts representing interest	(52,000)

Future minimum lease payments	$93,200	$2,433,000

Total rent expense for operating leases amounted to $884,000 and $842,000 for the fiscal years ended October 2, 2011 and October 3, 2010, respectively. Rent expense is recognized on a straight-line basis over the lease period. Deferred rent amounts are immaterial.

Litigation

In March 2009, FirstMark III, LP, formerly known as Pequot Private Equity Fund III, LP, and FirstMark III Offshore Partners, LP, formerly known as Pequot Offshore Private Equity Partners III, LP (collectively, “FirstMark”), filed a lawsuit in the state Supreme Court, State of New York, County of New York, against the Company. FirstMark alleged that the Company breached a settlement agreement dated December 29, 2006 with them that allegedly required the Company to make certain payments to FirstMark that were not made, in the principal amounts of approximately $539,400 and $230,000 plus interest thereon allegedly accruing at 18% from March 14, 2007 and May 31, 2007, respectively. At October 3, 2010, the Company had approximately $1,269,600 of expense accrued reflecting these alleged obligations, consisting of approximately $1,039,600 of accrued interest and $230,000 of accrued professional fees.

In December 2010, the Company entered into a Settlement Agreement and Release with FirstMark, pursuant to which the Company settled all claims between the Company and FirstMark, including those relating to the lawsuit discussed above. Pursuant to the Settlement Agreement and Release, the Company agreed to pay FirstMark a total sum of $1,235,000 in eighteen monthly payments commencing January 15, 2011. In the event that a monthly installment payment is not paid by the Company within 30 days of the date it is due, FirstMark may enter a Confession of Judgment in the amount of the total settlement less any payment made by the Company prior to such default. This lawsuit was dismissed with prejudice in December 2010. At October 2, 2011, the balance of this obligation was $615,000, which represents interest and professional fees expensed in prior fiscal years and is included in settlement agreement obligations in the accompanying condensed consolidated balance sheet.

The Company has been, and may from time to time, become a party to various other legal proceedings arising in the ordinary course of its business. The Company does not presently know of any such other matters, the disposition of which would be likely to have a material effect on the Company’s consolidated financial position, results of operations or liquidity.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 12 — Income Taxes

The income tax provision is based upon management’s review of the Company’s estimated annual income tax rate, including state taxes. The income tax provision for Fiscal 2011 and Fiscal 2010 consists of state minimum taxes currently payable.

The provision for income taxes from continuing operations is comprised of:

	Fiscal Year Ended
	October 2, 2011	October 3, 2010
Current federal	$(43,900)	$—
Current state	6,500	7,300
Deferred federal	—	—
Deferred state	—	—

Provision (benefit) for income tax expense	$(37,400)	$7,300

The provision (benefit) for income taxes from continuing operations differs from the amount computed by applying the statutory federal income tax rate to income (loss) before (provision) benefit for income taxes. The sources and tax effects of the differences are as follows:

	Fiscal Year Ended
	October 2, 2011	October 3, 2010
Income tax provision (benefit) at the federal statutory rate of 34%	$(4,977,300)	$(3,807,700)
State income tax provision, net of federal benefit	2,100	4,800
Non-cash charges	353,800	—
Other	(15,700)	(50,000)
Valuation allowance changes affecting the provision for income taxes	4,599,900	3,860,200

	$(37,400)	$7,300

The tax effect of significant temporary items comprising the Company’s deferred taxes as of October 2, 2011 and October 3, 2010, are as follows:

	October 2, 2011	October 3, 2010
Current deferred tax assets:
Reserves not currently deductible	$523,900	$934,700
Current deferred tax liabilities:
Valuation allowance	(523,900)	(934,700)

Net current deferred tax assets (liabilities)	$—	$—

Non-current deferred tax assets:
Operating loss carryforwards	$11,567,800	$5,715,000
Non-current deferred tax liabilities:
Valuation allowance	(11,567,800)	(5,715,000)

Net non-current deferred tax asset (liability)	$—	$—

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

As of October 2, 2011 the Company has federal and California net operating loss (“NOL”) carryover of $27,200,000 and $26,600,000, respectively. As of October 3, 2010 the Company has federal and California NOL carryover of $13,100,000 and $12,500,000, respectively. As a result of the ownership change that occurred during the year ended September 27, 2009, the Company’s pre-September 27, 2009 NOLs are subject to annual IRC section 382 limitation of approximately $105,000 per annum. Various equity transactions have occurred since the ownership change in Fiscal 2009 that may have resulted in a subsequent section 382 limitation, which may further limit the use of the Company’s NOL’s.

Because realization of the tax benefit of deferred tax assets is uncertain, the Company has provided a 100% valuation allowance against such assets as of October 2, 2011 and October 3, 2010.

The Income Taxes topic of FASB ASC 740 (“ASC 740”) prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of ASC 740 became effective for the Company beginning October 1, 2007. The Company has evaluated the application of ASC 740 for the quarter ended December 30, 2007 and subsequent periods and has concluded that under its provisions no additional accrual for taxes, penalty or interest is required. Interest and penalties related to uncertain tax positions will be reflected in income tax expense.

Note 13 — Concentration of Revenues and Sources of Supply

In Fiscal 2011, direct contracts with various military services and branches of the U.S. Government accounted for approximately 23% of the Company’s total revenues and subcontracts with U.S. Government prime contractors accounted for approximately 76% of the Company’s total revenues. The remaining less than 1% of total revenues in Fiscal 2011 was derived from non-U.S. Government sources. During Fiscal 2011, of the revenues derived directly or indirectly from U.S. Government customers, Optics 1, Inc., a defense contractor, and the U.S. Air Force accounted for 59% and 10% of the Company’s total revenues, respectively. Loss of either of these customers would have a material adverse impact on the Company’s business, financial condition and results of operations. No other single U.S. Government or non-U.S. Government customer accounted for more than 10% of the Company’s total revenues in Fiscal 2011.

In Fiscal 2010, direct contracts with various military services and branches of the U.S. Government accounted for approximately 58% of the Company’s total revenues and subcontracts with U.S. Government prime contractors accounted for approximately 41% of the Company’s total revenues. The remaining approximately 1% of total revenues in Fiscal 2010 was derived from non-U.S. Government sources. During Fiscal 2010, of the revenues derived directly or indirectly from U.S. Government customers, certain classified agencies, the U. S. Army and Optics 1, Inc. accounted for 28%, 20% and 19% respectively, of the Company’s total revenues in Fiscal 2010. No other single U.S. Government or non-U.S. Government customer accounted for more than 10% of the Company’s total revenues in Fiscal 2010.

The Company primarily uses contract manufacturers to fabricate and assemble its stacked chip, microchip and sensor products. At current limited levels of sales, the Company typically uses a single contract manufacturer for such products and, as a result, is vulnerable to disruptions in supply. The Company also uses contract manufacturers for production of its visible camera products, except for final testing, which the Company performs itself. The Company currently assembles, calibrates and tests its thermal imaging and software products itself, given the relatively low volumes of these products. The Company’s various thermal and visible camera products presently rely on a limited number of suppliers of imaging chips that meet the quality and performance requirements of the Company’s products, which makes the Company vulnerable to potential disruptions in supply of such imaging chips.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 14 — Fair Value Measurements

The Company measures the fair value of applicable financial and non-financial assets and liabilities based on the following levels of inputs.

•	Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

The hierarchy noted above requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. There were no transfers between Level 1, Level 2 and/or Level 3 during Fiscal 2011. Financial liabilities carried at fair value as of October 2, 2011 are classified below:

	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$13,352,800	$—	$13,352,800

Total	$—	$13,352,800	$—	$13,352,800

Note 15 — Subsequent Events

Asset Purchase Agreement

In October 2011, the Company entered into an Asset Purchase Agreement (“APA”) with Vectronix Inc. (the “Purchaser”), pursuant to which the Purchaser agreed to acquire substantially all of the assets used or held for use in connection with, necessary for or relating to the Company’s Thermal Imaging Business (the “Transaction”). The “Thermal Imaging Business” consists of the Company’s business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Company and its subsidiaries prior to October 17, 2011.

Under the terms of the APA, (i) Purchaser has agreed to pay $10 million in cash to the Company for the purchased assets, subject to certain adjustments, and to assume certain liabilities of the Company, as described in the APA; and (ii) subject to the satisfaction of certain thresholds, Purchaser is also obligated to pay to the Company commissions on a semi-annual basis over the five year period for core engines and certain existing products sold by Purchaser or its commercial business units following the closing of this Transaction. The APA also provides that $1.5 million of the upfront cash purchase price will be paid into escrow. Up to $300,000 of this amount may be released on the six-month anniversary of the closing of the Transaction, and the balance may be released on the first anniversary of the closing of the Transaction. In addition, the APA provides for the cancellation of the Company’s existing obligation to repay an outstanding advance to a subsidiary of the Purchaser as of the Closing (which was approximately $544,750 as of October 2, 2011).

The proposed Transaction has been approved by the Company’s Board of Directors and is subject to customary conditions to closing, including regulatory approvals and the approval of the Company’s stockholders. The APA may be terminated by either party to the APA if the Closing has not occurred (through no failure on the part of such party) by January 31, 2012, or by February 7, 2012 if the special stockholders meeting has not been held by January 27, 2012. The Company has scheduled a stockholders meeting in January 2012 to vote on approval of the Transaction. Certain stockholders of the Company holding in the aggregate approximately 49%

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

of the Company’s outstanding shares of common stock, concurrently with the execution and delivery of the APA, entered into a Stockholder Voting and Support Agreement dated as of October 17, 2011 (the “Voting Agreement”), pursuant to which said stockholders agreed to vote in favor of the transactions contemplated by the APA, subject to the terms and conditions set forth in the Voting Agreement. Accordingly, management expects that the proposed Transaction will be approved by stockholders and, if regulatory approvals are obtained, that the proposed Transaction will close as early as January 2012.

Unaudited Pro Forma Financial Information.

To reflect the effects of the pending Transaction, an unaudited pro forma consolidated balance sheet has been prepared as of October 2, 2011 assuming that the sale of the Thermal Imaging Business had occurred as of such date. In addition, unaudited pro forma consolidated statements of operations for the 53-week period ended October 2, 2010 and the 52-week period ended October 2, 2011 have been prepared as if the Transaction had occurred on September 28, 2009. As used herein, the terms “ISC8”, “Irvine Sensors,” the “Company,” “we,” “us,” and “our” refer to Irvine Sensors Corporation and, where applicable, its consolidated subsidiaries.

The unaudited pro forma condensed consolidated financial statements furnished herein (the “Statements”):

•	include adjustments, described in the notes accompanying the Statements (the “Notes”), having a continuing impact on the consolidated company as a result of the Thermal Imaging Asset Sale;

•

have been prepared based on information currently available to the Company and preliminary allocations and estimates using assumptions that the Company’s management believes are reasonable. The final adjustments to the Company’s financial statements to report the Thermal Imaging Asset Sale will be completed if and when the Thermal Imaging Asset Sale is consummated and after the Company reviews all available data and completes its internal assessments.

•	do not purport to represent the actual results of continuing operations that would have occurred if the Thermal Imaging Asset Sale had taken place on September 28, 2009;

•	are not necessarily indicative of the results of operations that may be achieved in the future;

•

reflects in the unaudited pro forma consolidated statements of operations for the 53-week period ended October 2, 2010 the gain expected to be realized from the Thermal Imaging Asset Sale discussed in Note 3

The Statements and related Notes contained herein should be read in conjunction with our consolidated financial statements and related notes for the fiscal years ended October 3, 2010 and October 2, 2011 included in this Current Report on Form 8-K.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

October 2, 2011

	As Reported	Less Thermal (1)		Pro Forma Adjustments(2)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$2,734,600	$			$7,880,500	$10,615,100
Restricted cash	—				1,500,000	1,500,000
Accounts receivable, net of allowance for doubtful accounts of $13,800	1,928,500		1,365,800			562,700
Unbilled revenues on uncompleted contracts	557,200		30,700			526,500
Inventory, net	1,437,300		1,389,700			47,600
Prepaid expenses and other current assets	117,800					117,800

Total current assets	6,775,400		2,786,200		9,380,500	13,369,700
Property and equipment, net (including construction in process of $716,100)	2,550,100		1,312,200			1,237,900
Intangible assets, net	10,400					10,400
Deferred financing costs	1,052,300					1,052,300
Deposits	196,600					196,600

Total assets	$10,584,800		$4,098,400		$9,380,500	$15,866,900

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,535,600		$858,100	$		$677,500
Accrued expenses	1,416,800		341,600		(11,500)	1,063,700
Advance billings on uncompleted contracts	397,200					397,200
Deferred revenue	544,800		544,800			—
Secured promissory note, current portion	2,097,200				(2,097,200)	—
Senior subordinated secured promissory notes	4,257,600					4,257,600
Settlement agreements obligations, current portion	632,200					632,200
Capital lease obligations, current portion	13,800		17,200			(3,400)

Total current liabilities	10,895,200		1,761,700		(2,108,700)	7,024,800
Subordinated secured convertible promissory notes, net of discounts	4,991,900					4,991,900
Settlement agreement obligations, less current portion	18,700					18,700
Derivative liability	11,144,600					11,144,600
Executive Salary Continuation Plan liability	1,005,400					1,005,400
Capital lease obligations, less current portion	79,400		17,200			62,200

Total liabilities	28,135,200		1,778,900		(2,108,700)	24,247,600

Stockholders’ deficit:
Convertible preferred stock, $0.01 par value, 1,000,000 shares authorized:;	—		—		—	—
Series B — 1,800 shares issued and outstanding (1); liquidation preference of $1,785,600
Common stock, $0.01 par value, 500,000,000 shares authorized; 113,695,800 shares issued and outstanding(1)	1,137,000					1,137,000
Common stock held by Rabbi Trust	(1,020,700)					(1,020,700)
Deferred compensation liability	1,020,700					1,020,700
Paid-in capital	171,385,300					171,385,300
Accumulated deficit	(190,397,100)		2,319,500		11,489,200	(181,227,400)

Irvine Sensors Corporation stockholders’ deficit	(17,874,800)		2,319,500		11,489,200	(8,705,100)
Noncontrolling interest	324,400					324,400

Total stockholders’ deficit	(17,550,400)		2,319,500		11,489,200	(8,380,700)

Total liabilities and stockholders’ deficit	$10,584,800		$4,098,400		$9,380,500	$15,866,900

(1)	The number of shares of preferred stock and common stock issued and outstanding have been rounded to the nearest one hundred (100).

See Accompanying Notes.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

52-WEEK WEEK PERIOD ENDED OCTOBER 2, 2011

	As Reported	Less Thermal(a)	Pro Forma Adjustments	Pro Forma
Total revenues	$14,095,000	$8,916,700	—	$5,178,300
Costs and expenses
Cost of revenues	12,078,700	7,307,000		4,771,700
General and administrative expense	8,101,800	181,200	(7,900)	7,912,700
Research and development expense	3,679,300	507,700		3,171,600

Total costs and expenses	23,859,800	7,995,900	(7,900)	15,856,000

Income (loss) from operations	(9,764,800)	920,800	7,900	(10,677,700)
Interest expense	(7,544,700)		240,200	(7,304,500)
Change in fair value of derivative instruments	1,512,700			1,512,700
Other expense	(3,400)			(3,400)

Income (loss) from operations before benefit for income taxes	(15,800,200)	920,800	248,100	(16,472,900)
Benefit for income taxes	37,400			37,400

Net income (loss)	(15,762,800)	920,800	248,100	(16,435,500)
Less net income (loss) attributable to non-controlling interests in subsidiary	—	—	—	—

Net income (loss) attributable to Irvine Sensors Corporation	$(15,762,800)	$920,800	$248,100	$(16,435,500)

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.17)			$(0.18)

Basic and diluted weighted average number of common shares outstanding	90,728,100			90,728,100

See Accompanying Notes.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

53-WEEK WEEK PERIOD ENDED OCTOBER 3, 2010

	As Reported	Less Thermal(a)	Pro Forma Adjustments	Pro Forma
Total revenues	$11,716,800	$3,305,200	—	$8,411,600
Costs and expenses
Cost of revenues	9,809,900	3,414,400		6,395,500
General and administrative expense	6,589,900	213,200	(329,000)	6,047,700
Research and development expense	2,639,000	510,700		2,128,300

Total costs and expenses	19,038,800	4,138,300	(329,000)	14,571,500
Gain on sale or disposal of assets	12,600			12,600

Loss from operations	(7,309,400)	(833,100)	329,000	(6,147,300)
Interest expense	(1,692,600)		118,500	(1,574,100)
Provision for litigation judgment	(20,200)			(20,200)
Litigation settlement expense	(2,270,200)			(2,270,200)
Change in fair value of derivative instruments	95,500			95,500
Other income	48,900			48,900

Loss from continuing operations before provision for income taxes and non-controlling interests	(11,148,500)	(833,100)	447,500	(9,867,900)
Provision for income taxes	(7,300)			(7,300)

Loss from continuing operations before non-controlling interests	(11,155,800)			(9,875,200)
Less net loss attributable to non-controlling interests in subsidiary	—	—	—	—
Net loss from continuing operations attributable to Irvine Sensors Corporation	(11,155,800)	(833,100)	447,500	(9,875,200)

Discontinued operations
Gain on sale of Thermal Imaging Business			9,500,000	9,500,000)

Net loss attributable to Irvine Sensors Corporation	$(11,155,800)	$(833,100)	$9,947,500	$(375,200)

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.70)			$(0.00)

Basic and diluted weighted average number of common shares outstanding	18,116,700			18,116,700

See Accompanying Notes.

IRVINE SENSORS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying Statements are:

•

based on the Company’s audited consolidated balance sheets as of October 2, 2011 and October 3, 2010 and the Company’s audited consolidated statements of operations for the 52-week period ended October 2, 2011 and the 53-week period ended October 3, 2010;

•	adjusted to give effect to the Thermal Imaging Asset Sale, described in Note 2 below;

•	using the pro forma adjustments identified in Note 3 below.

The unaudited pro forma consolidated balance sheet assumes that the sale of the Thermal Imaging Business (see Note 2) had occurred as of October 2, 2011, and the unaudited pro forma consolidated statements of operations assume the Thermal Imaging Asset Sale had occurred on September 28, 2009. These unaudited pro forma results of continuing operations are not necessarily indicative of results that would have occurred had the disposition actually occurred on September 28, 2009 or the results that may be attained in the future.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The information contained in these unaudited pro forma consolidated financial statements and notes should be read in conjunction with our consolidated financial statements and related notes included in our Annual Reports on Form 10-K for the fiscal years ended October 3, 2010 and October 2, 2011.

2. Thermal Imaging Asset Sale

In October 2011, the Company entered into an Asset Purchase Agreement (“APA”) with Vectronix Inc. (the “Purchaser”), pursuant to which the Purchaser agreed to acquire substantially all of the assets used or held for use in connection with, necessary for or relating to the Company’s Thermal Imaging Business (the “Thermal Imaging Asset Sale”). The “Thermal Imaging Business” (“Thermal”) consists of the Company’s business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Company and its subsidiaries prior to October 17, 2011, as specified in the APA.

Under the terms of the APA, (i) Purchaser has agreed to pay $10 million in cash to the Company for the purchased assets, subject to certain adjustments, and to assume certain liabilities of the Company, as described in the APA; and (ii) subject to the satisfaction of certain thresholds, Purchaser is also obligated to pay to the Company commissions on a semi-annual basis over the five year period for core engines and certain existing products sold by Purchaser or its commercial business units following the closing of this transaction. The APA also provides that $1.5 million of the upfront cash purchase price will be paid into escrow. Up to $300,000 of this amount may be released on the six-month anniversary of the closing of the transaction, and the balance may be released on the first anniversary of the closing of the transaction. In addition, the APA provides for the cancellation of the Company’s existing obligation to repay an outstanding advance to a subsidiary of the Purchaser as of the Closing (which was approximately $544,750 as of October 2, 2011).

If the Thermal Imaging Asset Sale is consummated, the Company will report the operating results of its Thermal Imaging Business as a discontinued operation and will reclassify its previously issued consolidated statements of operations to reflect that presentation.

IRVINE SENSORS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS — (Continued)

3. Pro forma Adjustments

In the accompanying Statements the following unaudited pro forma adjustments have been made to the historical financial statements:

Balance Sheet

(1) To remove the assets and specified liabilities of the Thermal Imaging Business.

(2) Pro forma adjustment to cash consists of:

Net proceeds from the sale of the Thermal Imaging Division	$9,989,200(i)
Less repayment of Secured Promissory Note and related accrued interest	(2,108,700)(ii)

Total	$7,880,500

(i)	Net proceeds from the sale of the Thermal Imaging Division consists of:

Agreed upon sales price	$10,000,000
Estimated adjustments to sales price	1,989,200
Less cash in escrow	(1,500,000)
Less estimated costs of transaction	(500,000)

Total	$9,989,200

(ii)	The Company intends to use a portion of the net proceeds to repay the Secured Promissory Note and the related accrued interest immediately after the closing of the Thermal Imaging Asset Sale or other financing. The pro-forma adjustment reflects the estimated aggregate balance due on the Secured Promissory Note as October 2, 2011, not the lower balance that would be due on actual repayment of the Secured Promissory Note at some later date as a result of payments made subsequent to October 2, 2011.

Statements of Operations

(a) To remove from consolidated amounts the revenues, costs and expenses of the Thermal Imaging Business.

(b) Amount consists of direct labor specifically identified with the Thermal Imaging Business plus overhead costs allocated to the Thermal Imaging Business based on direct labor dollars.

(c) Represents the salary and related benefits for one employee who provides services specifically identified to the Thermal Imaging Business and costs specifically identified to the bidding of contracts specifically identified to the Thermal Imaging Business. The Company has not allocated any salaries or benefits of corporate executives, rent for corporate office, the costs of the investor relations department, the costs of the corporate accounting department or the cost of the information technology department to the Thermal Imaging Business as these costs are driven exclusively by corporate-level activities.

(d) Assumes the Company would have repaid the Secured Promissory Note immediately upon the closing of the sale of the Thermal Imaging Division. Accordingly, these adjustments relate to legal and interest expense related to the Secured Promissory Note.

(e) As of September 28, 2009, there were no material assets or liabilities of the Thermal Imaging Business. Accordingly, the sales price of $10 million would not be adjusted and the net gain on the sale would be computed by deducting the estimated transaction costs of $500,000 from the gross proceeds.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Irvine Sensors Corporation

Costa Mesa, California

We have audited the accompanying consolidated balance sheets of Irvine Sensors Corporation and subsidiaries as of October 2, 2011 and October 3, 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Irvine Sensors Corporation and subsidiaries as of October 2, 2011 and October 3, 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

/s/    Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

December 7, 2011